UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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ARES MANAGEMENT CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ares Management Corporation
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067-4733

April 9, 2019
Dear Stockholder,
You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Ares Management Corporation (the “Company”) to be held on May 20, 2019 at 2:00 p.m. Eastern Time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022.

The agenda for the Annual Meeting includes:

•	the election of directors for one-year terms expiring in 2020 (Proposal 1);

•	the ratification of Ernst & Young LLP as independent auditors for our 2019 fiscal year (Proposal 2);

•
consideration and vote upon a non-binding advisory resolution to approve the compensation paid to our named executive officers for our 2018 fiscal year (commonly known as a “say-on-pay” proposal) (Proposal 3); and

•
consideration and vote upon a non-binding advisory determination of the frequency of future advisory votes to approve, on a non-binding advisory basis, the compensation paid to our named executive officers (commonly known as a “say-on-frequency” proposal) (Proposal 4).

The Company’s board of directors recommends a vote FOR the election of each of the director nominees listed herein, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors, FOR the approval, on a non-binding advisory basis, of compensation paid to our named executive officers and to recommend holding the say-on-pay vote ONCE EVERY THREE YEARS.

Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.

On behalf of the Company and our board of directors, I would like to express our appreciation for your ongoing interest in Ares Management Corporation.

Sincerely,
/s/ Antony P. Ressler

Antony P. Ressler
Executive Chairman of the Board of Directors

Ares Management Corporation
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067-4733
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2019

TIME	2:00 p.m. Eastern Time
PLACE	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
ITEMS OF BUSINESS	(1)
To elect directors for one-year terms expiring at the 2020 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).

	(2)	To ratify the appointment of Ernst & Young LLP as independent auditors for our 2019 fiscal year (Proposal 2).
(3)
To approve, by non-binding advisory vote, the compensation paid to our named executive officers for our 2018 fiscal year, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3).

	(4)	To hold a non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a “say-on-frequency” proposal) (Proposal 4).
	(5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 28, 2019
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling (800) 690-6903 or (800) 454-8683, or to complete and return a proxy card (no postage is required).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 20, 2019: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2018 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability or proxy card to access these proxy materials.

By Order of the Board of Directors,
/s/ Michael D. Weiner

Michael D. Weiner
Executive Vice President, Chief Legal Officer and Secretary

Los Angeles, California
April 9, 2019

Ares Management Corporation
2000 Avenue of the Stars
12th Floor
Los Angeles, CA 90067-4733
PROXY STATEMENT
2019 ANNUAL MEETING OF STOCKHOLDERS
The board of directors (the “Board”) of Ares Management Corporation, a Delaware corporation (the “Company,” “Ares,” “we,” “us” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at the Company's 2019 Annual Meeting of Stockholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on May 20, 2019, beginning at 2:00 p.m. Eastern Time at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.
QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
It is anticipated that we will begin mailing the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 9, 2019. For those stockholders receiving paper materials, it is also anticipated that we will begin mailing this proxy statement, the proxy card, and our 2018 Annual Report on Form 10-K (the “Annual Report”) on or about April 17, 2019. The information regarding stock ownership and other matters in this proxy statement is as of March 28, 2019 (the “Record Date”), unless otherwise indicated.
What may I vote on?
You may vote on the following proposals:

•
the election of directors for one-year terms expiring at the 2020 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified, or until their earlier resignation or removal (“Proposal 1”);

•	the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as independent auditors for our 2019 fiscal year (“Proposal 2”);

•
the approval, by a non-binding advisory vote, of the compensation paid to our named executive officers for our 2018 fiscal year, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (“Proposal 3”); and

•	the non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a “say-on-frequency” proposal) (“Proposal 4”).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED HEREIN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”) AND TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY THREE YEARS (“SAY-ON-FREQUENCY”).
Who may vote?
Stockholders of record of our Class A common stock, par value $0.01 per share, our Class B common stock, par value $0.01 per share and our Class C common stock, par value $0.01 per share, at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. The Record Date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on March 28, 2019. As of the Record Date, there were 103,113,460 shares of our Class A common stock outstanding, 1,000 shares of our Class B common stock outstanding and 1 share of our Class C common stock outstanding.

Holders of our Class A common stock are entitled to one vote per share of Class A common stock. On any date on which the Ares Ownership Condition (defined below) is satisfied, holders of our Class B common stock are, in the aggregate, entitled to a number of votes equal to (x) four times the aggregate number of votes attributable to our Class A common stock minus (y) the aggregate number of votes attributable to our Class C common stock. On any date on which the Ares Ownership Condition is not satisfied, holders of our Class B common stock are not entitled to vote on any matter submitted to a vote of our stockholders. The holder of our Class C common stock is generally entitled to a number of votes equal to the number of Ares Operating Group Units held of record by each Ares Operating Group limited partner other than the Company and its subsidiaries. Except as provided in our Certificate of Incorporation (the “Certificate of Incorporation”) and our bylaws (the “Bylaws”) and under the Delaware General Corporation Law (the “DGCL”), shares of Series A preferred stock are generally non-voting.

As of the Record Date, (i) each share of our Class A common stock is entitled to one vote, (ii) each share of our Class B common stock is entitled to approximately 295,534 votes and (iii) each share of our Class C common stock is entitled to 116,920,298 votes. As of the Record Date, there were 103,113,460 shares of our Class A common stock outstanding representing 103,113,460 votes, 1,000 shares of our Class B common stock outstanding representing 295,533,542 votes and 1 share of our Class C common stock outstanding representing 116,920,298 votes for a total of 515,567,300 votes. For information about the holders of our Class B common stock and Class C common stock, please see “Corporate Governance and Other Board Information--Controlled Company Exemption.”

References to the “Ares Operating Group” refer to, collectively, Ares Holdings L.P., Ares Offshore Holdings L.P. and Ares Investments L.P. References to an “Ares Operating Group Unit” refer to a partnership unit in each of the Ares Operating Group entities. References to the Board prior to our conversion to a corporation effective November 26, 2018 refer to the board of directors of Ares Management GP LLC, the former general partner of our company when we were a Delaware limited partnership.

The “Ares Ownership Condition” is a determination of our Board on or about January 31 of each year as to whether the total voting power held collectively by (i) holders of our Class C common stock (initially only Ares Voting LLC), (ii) then‑current or former Ares personnel (including indirectly through related entities) and (iii) Ares Owners Holdings L.P. (“Ares Owners”), without duplication, is at least 10% of the collective voting power of our outstanding Class A common stock and our Class C common stock, voting together as a single class. For purposes of determining whether the Ares Ownership Condition is satisfied, the Board will treat as outstanding, and as held by the foregoing persons, all shares of common stock deliverable to such persons pursuant to equity awards granted to such persons.

The Ares Ownership Condition is satisfied as of January 31, 2019 because Ares Voting LLC, current and former Ares personnel and Ares Owners owned a number of shares of our Class A common stock and Ares Operating Group Units such that our Class C stockholder and Ares Owners controlled at least 69% of the voting power of our outstanding Class A common stock and Class C common stock, voting together as a single class (collectively, the “Designated Stock”). In addition, certain Ares personnel (including the Holdco Members (as defined below)) hold shares of our Class A common stock and are entitled to shares of our Class A common stock pursuant to equity awards. All such additional shares of our Class A common stock would be considered in determining whether the Ares Ownership Condition is satisfied.

How do I vote?
We have elected to provide access to proxy materials over the Internet under the SEC's “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.
Stockholders of Record
If your Class A common stock is registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.
You may vote by proxy in any of the following three ways:

•	Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

•
    Phone. Call Broadridge Financial Solutions, Inc. by using any touch-tone telephone to transmit your voting instructions. Call (800) 690-6903 for those who hold shares in their own name and (800) 454-8683 for shares held through a broker. Have your proxy card in hand when you call.

•
    Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on May 19, 2019.
Beneficial Owners
Most of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name”, and the Notice is being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank or other nominee on how to vote your shares. Unless you provide specific voting instructions, your broker, bank or other nominee will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2018 fiscal year), but not with respect to Proposal 1 (the election of directors), Proposal 3 (the say-on-pay proposal), or Proposal 4 (the say-on-frequency proposal) as more fully described under “What is a broker 'non-vote?” below.
Can I change my vote?
Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•	sending a letter to us stating that your proxy is revoked;

•	signing a new proxy and sending it to us; or

•	attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker, bank or other nominee for instructions on changing their votes.
How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. The stockholders holding at least one-third of the voting power of the outstanding stock of the class or classes entitled to vote, represented either in person or by proxy, shall constitute a quorum for the purposes of the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are needed to approve the proposals?
Election of Directors:
You may vote “FOR” or “ABSTAIN” for Proposal 1 (election of directors). At the Annual Meeting, a “FOR” vote by a plurality of votes cast is required for the election of directors. For this purpose, the nine director nominees receiving the highest number of shares voted “FOR” their election will be elected. Abstention votes and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the election of the director nominees.
Other Proposals:
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2019 fiscal year) and Proposal 3 (the say-on-pay proposal). At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for passage of these Proposals. For this purpose, a majority of the votes cast means that the number of shares voted “FOR” a Proposal must exceed the number of votes cast “AGAINST” that Proposal. Abstentions and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the vote for these Proposals.

You may vote “ONCE EVERY THREE YEARS”, “ONCE EVERY TWO YEARS”, “ONCE EVERY YEAR” or “ABSTAIN” with respect to Proposal 4 (the say-on-frequency proposal). A majority of the votes cast shall determine our stockholders’ recommendation, on an advisory basis, with regard to the frequency of future advisory votes on the compensation paid to our named executive officers. To the extent that no alternative receives a majority of the votes cast, the Board will consider the alternative receiving the greatest number of votes (once every three years, once every two years or once every year) to be the resulting recommendation, on an advisory basis, of our stockholders.
Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days following the completion of the Annual Meeting.
What is a broker “non-vote?”
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker “non-vote.”
Proposal 1 (the election of directors), Proposal 3 (the say-on-pay proposal) and Proposal 4 (the say-on-frequency proposal) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.
Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2019 fiscal year) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters without your specific voting instructions.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.
Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.
Who pays for this proxy solicitation?
We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokers, banks and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of our common stock held of record by such persons.
Whom should I contact with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact Ares Management Corporation, Attn: Investor Relations, 245 Park Avenue, 44th Floor, New York, NY 10167, Telephone: (800) 340-6597.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure and the Nominees
The Board is currently comprised of nine directors. Each director shall hold office for the term for which such director is elected and thereafter until such director’s successor shall have been duly elected and qualified. Since there is no nominating committee, the entire Board participates in the consideration of director nominees. Except as otherwise expressly provided in the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), the holders of our common stock are entitled to vote on all matters on which stockholders of a corporation are generally entitled to vote under the Delaware General Corporation Law (the “DGCL”), including the election of our Board.
In connection with the Annual Meeting, the Board has nominated each of Messrs. Arougheti, Kaplan, Kissick, Joubert, Lynton and Rosenthal, Ms. Bush and Dr. Olian for reelection as Class II directors and Mr. Ressler for reelection as a Class I director (collectively, the “Nominees”), each for a one year term expiring at our 2020 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Company’s Certificate of Incorporation and Bylaws (the “Organizational Documents”) provide that each director shall be elected by a plurality of the votes cast at a meeting of stockholders for the election of directors.
Set forth below is information concerning our directors, and the key experience, qualifications and skills they bring to the Board.
The Nominees
Nominees for Class II Directors (Term expires at the 2020 Annual Meeting of Stockholders)
Non-Independent Directors
Michael J Arougheti. Mr. Arougheti is a Co-Founder of Ares and the Chief Executive Officer and President, as well as a Director of Ares Management Corporation. He is a member of the Ares Executive Management Committee and the firm’s Management Committee. He additionally serves as Co-Chairman of Ares Capital Corporation (NASDAQ: ARCC) (“ARCC”) and as a director of Ares Commercial Real Estate Corporation (NYSE: ACRE) (“ACRE”). Mr. Arougheti also is a member of the Ares Credit Group’s U.S. Direct Lending Investment Committee and the Ares Equity Income Opportunity Strategy Portfolio Review Committee. Prior to joining Ares in 2004, Mr. Arougheti was employed by Royal Bank of Canada from 2001 to 2004, where he was a Managing Partner of the Principal Finance Group of RBC Capital Partners and a member of the firm's Mezzanine Investment Committee. Mr. Arougheti oversaw an investment team that originated, managed and monitored a diverse portfolio of middle-market leveraged loans, senior and junior subordinated debt, preferred equity and common stock and warrants on behalf of RBC and other third-party institutional investors. Mr. Arougheti joined Royal Bank of Canada in October 2001 from Indosuez Capital, where he was a Principal and an Investment Committee member, responsible for originating, structuring and executing leveraged transactions across a broad range of products and asset classes. Prior to joining Indosuez in 1994, Mr. Arougheti worked at Kidder, Peabody & Co., where he was a member of the firm's Mergers and Acquisitions Group. Mr. Arougheti also serves on the boards of directors of Operation HOPE, a not-for profit organization focused on expanding economic opportunity in underserved communities through economic education and empowerment. Mr. Arougheti received a B.A. in Ethics, Politics and Economics, cum laude, from Yale University.
Mr. Arougheti’s knowledge of and extensive experience in investment management, leveraged finance and financial services give the Board valuable industry‑specific knowledge and expertise on these and other matters and, in addition to his service as a director of other public companies, position him well to service on the Board.
David B. Kaplan. Mr. Kaplan is a Co-Founder of Ares and a Director and Partner of Ares Management Corporation. He is a member of the Ares Executive Management Committee and the firm’s Management Committee. Additionally, he is a Partner and Co-Head of the Ares Private Equity Group. Mr. Kaplan serves on the Ares Private Equity Group’s Corporate Opportunities, Asia Private Equity and Special Opportunities Investment Committees. Mr. Kaplan joined Ares in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was a Senior Partner of Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves as Chairman of the Boards of Directors of the parent entities of Neiman Marcus Group, Inc. and Smart & Final, Inc. and as a member of the Boards of Directors of Guitar Center Holdings, Inc. and the parent entities of Floor and Decor Outlets of America, Inc. and 99 Cents Only Stores LLC. Mr. Kaplan’s

previous public company board of directors experience includes Maidenform Brands, Inc. where he served as the company’s Chairman, GNC Holdings, Inc., Dominick’s Supermarkets, Inc., Stream Global Services, Inc., Orchard Supply Hardware Stores Corporation, ATD Corporation and Allied Waste Industries Inc. Mr. Kaplan also serves on the Board of Directors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education and serves on the President’s Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance.
Mr. Kaplan’s knowledge of and extensive experience with leveraged finance, acquisitions and private equity investments, in addition to his service as a director of other public and private companies, position him well to service on the Board.
John H. Kissick. Mr. Kissick is a Co-Founder of Ares and Director of Ares Management Corporation. Until February 13, 2017, Mr. Kissick was a Partner of Ares in the Corporate Strategy and Relationship Management Group and served on the firm's Management Committee and several investment committees across the firm. Mr. Kissick serves on the Ares Private Equity Group’s ACOF Investment Committee. Prior to joining Ares in 1997, Mr. Kissick co-founded Apollo Management, L.P. in 1990. Mr. Kissick oversaw and led the capital markets activities of Apollo Management, L.P. from 1990 until 1997, particularly focusing on high yield bonds, leveraged loans, distressed debt and other fixed income assets. Prior to 1990, Mr. Kissick served as a Senior Executive Vice President of Drexel Burnham Lambert Inc., where he began in 1975, eventually heading its Corporate Finance Department. Mr. Kissick also serves on the Board of Directors of City Ventures LLC and on the boards of the Cedars-Sinai Medical Center in Los Angeles, the Stanford University Athletic Department and its Graduate School of Education, L.A.’s Promise Fund which helps economically disadvantaged children graduate from high school through a variety of mentoring and other programs, and College Match Los Angeles, which helps talented students from low-income families in Los Angeles get into and graduate from the nation’s top colleges and universities. Mr. Kissick graduated from Yale University with a B.A. in Economics and with highest honors from the Stanford Business School with a M.B.A. in Finance.
Mr. Kissick’s experience in leadership positions, corporate governance and finance, in addition to his extensive service as a director of other companies, make him well qualified to serve as a director on the Board.
Bennett Rosenthal. Mr. Rosenthal is a Co-Founder of Ares and a Director and Partner of Ares Management Corporation. He is a member of the Ares Executive Management Committee and the firm’s Management Committee. Additionally, he is a Partner and Co-Head of the Ares Private Equity Group. Mr. Rosenthal additionally serves as the Co-Chairman of the Board of Directors of ARCC. Mr. Rosenthal is also a member of the Ares Private Equity Group’s Corporate Opportunities, Asia Private Equity and Special Opportunities Investment Committees. Mr. Rosenthal joined Ares in 1998 from Merrill Lynch & Co. where he served as a Managing Director in the Global Leveraged Finance Group. He currently serves on the Boards of Directors of City Ventures, LLC and the parent entities of Aspen Dental Management, Inc., CHG Healthcare Holdings L.P., The AZEK Company, Dupage Medical Group, National Veterinary Associates, Inc., and other private companies. Mr. Rosenthal's previous board of directors experience includes Dawn Holdings, Hanger, Inc., Maidenform Brands, Inc. and Nortek, Inc. Mr. Rosenthal also serves on the Board of Trustees of the Windward School in Los Angeles, and on the Graduate Executive Board of the Wharton School of Business. Mr. Rosenthal graduated summa cum laude with a B.S. in Economics from the University of Pennsylvania's Wharton School of Business where he also received his M.B.A. with distinction.
Mr. Rosenthal’s knowledge of and extensive experience with leveraged finance, acquisitions and direct lending and equity investments, in addition to his service as a director of other public and private companies, position him well to service on the Board.
Independent Directors
Paul G. Joubert. Mr. Joubert is a Director of Ares Management Corporation. He is the Founding Partner of EdgeAdvisors, a privately held management consulting organization founded in July 2008 and has been a Venture Partner in Converge Venture Partners since March 2014. From 1971 until July 2008, Mr. Joubert held various positions at PricewaterhouseCoopers LLP, or PWC, an international consulting and accounting firm. During his tenure at PWC, Mr. Joubert served as a Partner in the firm’s Assurance practice and led its Technology, InfoCom and Entertainment practice for the Northeast region of the United States. Prior to that, he served as Partner-in-Charge of PWC’s Northeast Middle Market Group and Chief of Staff to the Vice-Chairman of PWC’s domestic operations. From May 2009 to September 2010, Mr. Joubert served on the Board of Directors of Phaseforward, a publicly traded company that was acquired by Oracle in the fall of 2010. Mr. Joubert also served on the board of directors and as the audit committee Chairman of Stream Global Services Inc. from July 2008 until March 2014, when it was acquired by Convergys Corporation. He served on the board of directors and as the audit committee Chairman for ACRE from April 2012 until June 2014. He has also been involved with a number of professional organizations and other institutions, including the Boston

Museum of Science, the National Association of Corporate Directors, the Massachusetts Innovation and Technology Exchange, as a director, and the Northeastern University Entrepreneurship Program. Mr. Joubert received a B.A. from Northeastern University.
Mr. Joubert’s long and varied business career and valuable knowledge, insight and experience in financial and accounting matters position him well for service on the Board.
Michael Lynton. Mr. Lynton is a Director of Ares Management Corporation. Mr. Lynton currently serves as the Chairman of the Board of Snap Inc. He served as the Chief Executive Officer of Sony Entertainment from April 2012 until February 2017, overseeing Sony’s global entertainment businesses, including Sony Music Entertainment, Sony/ATV Music Publishing and Sony Pictures Entertainment. Mr. Lynton also served as Chairman and CEO of Sony Pictures Entertainment since January 2004 and managed the studio’s overall global operations, which include motion picture, television and digital content production and distribution, home entertainment acquisition and distribution, operation of studio facilities, and the development of new entertainment products, services and technologies. Prior to joining Sony Pictures, Mr. Lynton worked for Time Warner and served as CEO of AOL Europe, President of AOL International and President of Time Warner International. From 1996 to 2000, Mr. Lynton served as Chairman and CEO of Pearson plc’s Penguin Group. Mr. Lynton joined The Walt Disney Company in 1987 and started Disney Publishing. From 1992 to 1996, he served as President of Disney’s Hollywood Pictures. Mr. Lynton is also a member on the Council on Foreign Relations and the Harvard Board of Overseers and serves on the boards of the Los Angeles County Museum of Art, the USC School of Cinematic Arts and the Rand Corporation. Mr. Lynton holds a B.A. in History and Literature from Harvard College where he also received his M.B.A.
Mr. Lynton’s knowledge and extensive business experience, on a global scale, make him well qualified to serve as a director on the Board.
Dr. Judy D. Olian. Dr. Olian is a Director of Ares Management Corporation. Dr. Olian currently serves as the President of Quinnipiac University. Previously, Dr. Olian served as dean of the UCLA Anderson School of Management and the John E. Anderson Chair in Management from 2006 to July 2018. Prior to her tenure at UCLA, Dr. Olian served as dean and professor of management at the Smeal College of Business Administration at Pennsylvania State University. Earlier, she served in various faculty and executive roles at the University of Maryland and its Robert H. Smith School of Business. Her business expertise centers on aligning organizations’ design with market opportunities, developing strategically coherent human resource systems and incentives, and managing top management teams. Dr. Olian serves as a member of the Business Higher Education Forum, the New Haven Promise (a nonprofit board), which works with low income children in the community, and Catalyst, a global think tank for women in business. Dr. Olian also serves on the Board of Directors of United Therapeutics Corporation and the Mattel Corporation. Dr. Olian received her B.S. in Psychology from the Hebrew University, Jerusalem and her M.S. and Ph.D. in Industrial Relations from the University of Wisconsin, Madison.
Dr. Olian’s knowledge and business expertise in management, in addition to her service on various advisory boards, position her well to service on the Board.
Antoinette Bush. Ms. Bush is a Director of Ares Management Corporation. Ms. Bush currently serves as the Executive Vice President and Global Head of Government Affairs for News Corp, where she has served in that capacity since June 2013. Prior to joining News Corp, Ms. Bush held various positions at Skadden, Arps, Slate, Meagher, & Flom LLP. During her nearly twenty-year tenure at Skadden, Ms. Bush rose to become the Partner in charge of the Communications Group, representing global media, entertainment and telecom entities in regulatory, legal and transactional matters. Ms. Bush served as Executive Vice President of Northpoint Technology Ltd from 2001 to 2003 where she led legal and regulatory strategy. Ms. Bush also served as Senior Counsel to the Communications Subcommittee of the U.S. Senate Committee on Commerce, Science, and Transportation where she worked on numerous bills, including the landmark Cable Act of 1992. Ms. Bush currently chairs the board of directors of The HistoryMakers and serves on the My Brother’s Keeper Alliance Advisory Council and the boards of the Newseum, Planet Word, and The Economic Club of Washington D.C. Ms. Bush received her B.A. from Wellesley College and her J.D. from Northwestern University Pritzker School of Law.
Ms. Bush’s knowledge and business expertise in regulatory and legislative matters position her well to service on the Board.
Nominee for Class I Director (Term expires at the 2020 Annual Meeting of Stockholders)
Non-Independent Director
Antony P. Ressler. Mr. Ressler is a Co-Founder and the Executive Chairman of Ares Management Corporation. He serves as Chairman of the Ares Executive Management Committee and the firm’s Management Committee. Mr. Ressler also serves as a member of the Investment Committees of certain funds managed by the Ares Private Equity Group and certain funds managed by the Ares Real Estate Group. Mr. Ressler has been with Ares since its founding in 1997. Mr. Ressler previously served on the Boards of Directors of ARCC and Air Lease Corporation. Since June 2015, Mr. Ressler has served as the Principal Owner and Chair of the Atlanta Hawks Basketball Club. In the not for profit sector, Mr. Ressler is a member of the Board of Directors of Cedars-Sinai Medical Center, is Co-Chair of the Los Angeles County Museum of Art (LACMA) Board of Trustees and a member of the Board of Trustees of Georgetown University. Mr. Ressler is also one of the founding Board members and Finance Co-Chair of the Painted Turtle Camp, a southern California based organization (affiliated with Paul Newman’s Hole in the Wall Association), which was created to serve children dealing with chronic and life threatening illnesses by creating memorable, old-fashioned camping experiences. Mr. Ressler received his B.S.F.S. from Georgetown University’s School of Foreign Service and received his M.B.A. from Columbia University’s Graduate School of Business.
Mr. Ressler’s intimate knowledge of the business and operations of the Company, his extensive experience in the financial industry and as a partner in investments firms and his service as a director of other public companies provide industry‑specific knowledge and expertise to the Board.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS CLASS I AND CLASS II DIRECTORS.

CORPORATE GOVERNANCE AND OTHER BOARD INFORMATION
Composition of the Board of Directors
Our Organizational Documents establish a board of directors that is responsible for the oversight of our business and operations. So long as the Ares Ownership Condition is satisfied, (x) a quorum for the transaction of business at any meeting of our Board and (y) any act of our Board, requires a majority of our directors, which majority must include the Class I director. The Board or any committee thereof may also act by unanimous written consent.

During our fiscal year ended December 31, 2018, our Board held seven formal meetings. Each of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable. We encourage, but do not require, our directors to attend our Annual Meetings of Stockholders.

Our Class A common stock is listed for trading on the NYSE under the symbol “ARES”.

Management Approach
The management of our operating businesses is currently overseen by our Executive Management Committee which meets weekly to discuss strategy and operational matters. The members of the Executive Management Committee are Michael Arougheti, David Kaplan, Antony Ressler, Bennett Rosenthal, Ryan Berry, R. Kipp deVeer and Michael McFerran.  In addition, we have a Management Committee comprised of senior leadership from our investment, investor relations, marketing and business operations teams, which meets periodically to discuss investment and operating performance, fundraising and market conditions. The Company has determined that maintaining our existing management structure as closely as possible is desirable and intends that these practices will continue. We believe that this management structure has been a significant reason for our growth and performance.

Leadership Structure
The Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board’s view that rather than having a formal policy, the Board, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its stockholders for such offices to be separate or combined.
Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Arougheti serving as our Chief Executive Officer and President and Mr. Ressler serving as our Executive Chairman of the Board. We believe this is appropriate, as it provides Mr. Arougheti with the ability to focus on our day-to-day operations while Mr. Ressler focuses on oversight of the Board. As Executive Chairman of the Board, Mr. Ressler presides at the regularly scheduled board sessions, and one of the independent directors presides at executive sessions of our independent directors.
Controlled Company Exception
Ares Management GP LLC, a Delaware limited liability company, is the sole holder of our Class B common stock and Ares Voting LLC, a Delaware limited liability company, is the sole holder of our Class C common stock. Ares Management GP LLC and Ares Voting LLC are both wholly owned by Ares Partners Holdco LLC, a Delaware limited liability company (“Holdco”). Holdco is owned by Messrs. Arougheti, Berry, deVeer, Kaplan, McFerran, Ressler and Rosenthal (the “Holdco Members”) and managed by a board of managers (the “Board of Managers”), which is composed of the Holdco Members. In addition, in its capacity as the general partner of Ares Owners, Holdco is entitled to direct the vote of all of our Class A common stock held by Ares Owners. Therefore, the Holdco Members will direct all of the votes attributable to our Class B common stock and our Class C common stock and a significant number of the votes attributable to our Class A common stock. Subject to the terms of our Certificate of Incorporation, matters submitted to a vote of the holders of our common stock generally require the approval of a majority or more of either (a) all classes of common stock, voting together as a single class (including for the election of directors) or (b) our Class A common stock and our Class C common stock, voting together as a single class (collectively, the “Designated Stock”). Accordingly, on any date the Ares Ownership Condition is satisfied, the Holdco Members will control at least 80% of any vote of all classes of our common stock. The Holdco Members also currently control a majority of any vote of the Designated Stock. As a result, the Company is a “controlled company” within the meaning of the corporate governance standards of the NYSE and, as such, has elected to avail itself of exceptions from certain corporate governance rules of the NYSE, including the requirement to have a majority independent Board, a standing nominating and governance committee of the Board comprised entirely of independent directors and a standing compensation committee of the Board comprised entirely of independent directors.

Risk Oversight
The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Since we are a “controlled company” under NYSE rules, we qualify for an exemption from the requirement that we establish a compensation committee and nominating committee consisting solely of independent directors. Accordingly, our Board is responsible for (i) overseeing the management of risks relating to our executive compensation policies and arrangements, and for managing risks relating to our director compensation policies and arrangements and (ii) reviewing the independence of the Board and other corporate governance matters. As such, the Board as a whole is responsible for evaluating certain risks and overseeing the management of such risks.
Further, the audit committee is responsible for overseeing the management of financial risks, and the conflicts committee is responsible for overseeing the management of conflicts of interest and the risks associated therewith. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the Board is also regularly informed of the conclusions of such oversight through reports of the committees.
Compensation Risk Assessment
Our compensation policies are targeted to incentivize investing in a risk-controlled fashion and are intended to discourage undue risk. Therefore, as described in greater detail under “Compensation Discussion and Analysis,” below, the key elements of our compensation program consist of the grant of equity and, for senior professionals, carried interest subject to multi-year vesting or annual awards of incentive fees, particularly as employees become more senior in the organization and assume more leadership. We believe this policy encourages long-term thinking and protects us against excessive risk and investing for short-term gain, and we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.
Our funds generally distribute carried interest with respect to the disposition of an investment only after we have returned to our investors a preferred return and invested capital. As a result, in analyzing investments and making investment decisions, our investment professionals are motivated to take a long-term view of their investments, as short-term results typically do not affect their compensation and because they will have to return previously distributed excess carry due to subsequent under-performance of a fund. Importantly, the amount of carried interest paid to these investment professionals is determined by the performance of the fund as a whole, rather than specific investments, meaning that they have a material interest in every investment. This approach discourages excessive risk taking, as even a hugely successful single investment will result in carried interest payments only if the overall performance of the fund exceeds the requisite hurdle.
Incentive fees are generally paid out to the general partner or manager annually upon the achievement of the requisite hurdles by such fund and our senior professionals similarly receive their proportion of the incentive fee only upon receipt of payment by the fund. Certain of our funds also have “high water marks” such that if the high water mark for a particular fund is not surpassed even if such fund had positive returns in such period, we would not earn an incentive fee with respect to such fund during a particular period as a result of losses in prior periods. Such hurdle rates or high water marks are an incentive to our professionals to maximize returns over the long run, as excessive risk taking and poor performance in the short term will affect their future receipt of incentive fees.
Compensation Committee Interlocks and Insider Participation
As described above, we do not have a compensation committee. During 2018, the members of the Board, which include the executive officers and employees described under "Board Structure and the Nominees" above, participated in discussions regarding executive compensation. During 2018, Messrs. Arougheti and Rosenthal served as directors of ARCC, and Mr. Arougheti was an executive officer of ARCC.
Role of Compensation Consultant
In 2018, in connection with Mr. Arougheti’s promotion to Chief Executive Officer, management retained Korn Ferry Hay Group to provide advice to the Board with respect to the level and structure of Mr. Arougheti’s compensation. The aggregate fees received by Korn Ferry Hay Group in 2018 in connection with the services it provided with respect to the level and structure of Mr. Arougheti’s compensation were $75,000.
In addition to its role in providing advice with respect to Mr. Arougheti’s compensation, Korn Ferry Hay Group provided additional employment, compensation and benefits services to the Company and its subsidiaries. The aggregate fees received by Korn Ferry Hay Group in 2018 in connection with the additional employment, compensation and benefits services provided to the Company and its subsidiaries were $533,211.  The decision to engage Korn Ferry Hay Group for such additional services was made by management in the ordinary course.
Committees of the Board
The Board has adopted a charter for the audit committee that complies with current federal and NYSE rules relating to corporate governance matters. The Board has also established a conflicts committee and an equity incentive committee. The Board may establish other committees from time to time as it deems necessary, advisable or appropriate.
Audit Committee
The audit committee held four formal meetings during 2018 and the current members of the audit committee are Messrs. Joubert and Lynton and Dr. Olian. Mr. Joubert serves as the chairperson of the audit committee. The purpose of the audit committee is to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and our independent registered public accounting firm. In addition, the audit committee may review and approve any related person transactions, as described under “Certain Relationships and Related Transactions.”
The Board has determined that each of the members of the audit committee meets the independence standards and financial literacy requirements for service on an audit committee of a board of directors pursuant to federal securities regulations and NYSE rules relating to corporate governance matters. The Board has determined that Mr. Joubert is an audit committee financial expert, as that term is defined in the federal securities regulations. The audit committee has a charter which is available on our internet website at http://www.ares‑ir.com.
Conflicts Committee
The conflicts committee did not hold a formal meeting during 2018 and consists of Messrs. Joubert and Lynton, Ms. Bush and Dr. Olian. The purpose of the conflicts committee is to review and consider the resolution or course of action in respect of any conflicts of interest or potential conflicts of interest brought before it for determination or approval. The conflicts committee determines whether the resolution of any conflict of interest submitted to it is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed approved by us, our subsidiaries and our stockholders and not a breach of the Organizational Documents or of any duties that the Company or its affiliates or associates may owe to us or our stockholders. In addition, the conflicts committee may review and approve any related person transactions, other than those that are approved by the audit committee, as described under “Certain Relationships and Related Transactions” and may establish guidelines or rules to cover specific categories of transactions.
Equity Incentive Committee
The equity incentive committee held eight formal meetings during 2018 and consists of Messrs. Arougheti, Kaplan, Ressler and Rosenthal. The purpose of the equity incentive committee is to (i) assist the Board in discharging its responsibilities relating to granting equity incentive awards to service providers of the Company other than directors and executive officers subject to Section 16 of the Exchange Act, (ii) administer the Ares Management Corporation Second Amended and Restated 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) as the equity incentive committee other than with respect to directors and executive officers subject to Section 16 of the Exchange Act and (iii) recommend to the Board such other matters as the equity incentive committee deems appropriate.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics, which applies to, among others, our principal executive officer, principal financial officer and principal accounting officer. This code is available on our internet website at http://www.ares‑ir.com. We intend to disclose any amendment to or waiver of the Code of Business Conduct and Ethics on behalf of an executive officer or director either on our Internet website or in a Form 8‑K filing.
Corporate Governance Guidelines
We have Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. Our Corporate Governance Guidelines do not prohibit directors from serving simultaneously on multiple companies’ boards but our Audit Committee charter requires that our Board must determine that the simultaneous service of an Audit Committee member on the audit committees of more than three public companies would not impair such member’s ability to effectively serve on our Audit Committee. The Corporate Governance Guidelines are available on our internet website at http://www.ares‑ir.com.
Communications to the Board of Directors
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Chief Legal Officer, Ares Management Corporation, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

EXECUTIVE OFFICERS
Set forth below is information concerning our executive officers:

Name	Age	Position
Michael J Arougheti	46	Director, Co‑Founder, Chief Executive Officer and President
Ryan Berry	39	Partner, Chief Marketing and Strategy Officer
R. Kipp deVeer	46	Partner, Head of Credit Group
David B. Kaplan	51	Director, Co‑Founder & Partner
Michael R. McFerran	47	Partner, Chief Financial Officer & Chief Operating Officer
Antony P. Ressler	58	Director, Co-Founder and Executive Chairman
Bennett Rosenthal	55	Director, Co‑Founder & Partner
Michael D. Weiner	66	Executive Vice President, Chief Legal Officer & Secretary
The biographies for Messrs. Arougheti, Kaplan Ressler, and Rosenthal are set forth under “Proposal 1 - Election of Directors - Nominees.”
Ryan Berry. Mr. Berry is a Partner and Chief Marketing and Strategy Officer of Ares Management Corporation. He is a member of the Ares Executive Management Committee and the firm’s Management Committee. As a Partner and Chief Marketing and Strategy Officer, he is responsible for the ongoing global expansion of the firm and oversees a dedicated team of M&A professionals, as well as the firm’s global marketing function, with relationship managers located in Los Angeles, New York, London, Hong Kong, Dubai, Chicago and Sydney. Among his initiatives in recent years, Mr. Berry has completed asset manager acquisitions, forged strategic partnerships, expanded the firm’s international presence, enhanced the firm’s distribution channels and assisted with Ares’ IPO in May 2014 and related high grade debt offerings. Mr. Berry joined the firm in 2005 and spent several years working as an investment professional in the Private Equity Group, where he participated in various leveraged buyouts, growth equity and distressed debt transactions. Prior to joining Ares, Mr. Berry worked at UBS in Los Angeles as an Investment Banking Analyst. Mr. Berry holds a B.A., with distinction, from the Ivey Business School at Western University in Business Administration and a B.A. from Huron University College at Western University in Cross Disciplinary Studies.

R. Kipp deVeer. Mr. deVeer is a Partner of Ares Management Corporation. He is a member of the Ares Executive Management Committee and the firm’s Management Committee. Additionally, he is a Partner in and the Head of the Ares Credit Group. He also serves as a Director and Chief Executive Officer of ARCC. Mr. deVeer is a member of the Ares Credit Group’s U.S. Direct Lending and European Direct Lending Investment Committees. Prior to joining Ares in 2004, Mr. deVeer was a partner at RBC Capital Partners, a division of Royal Bank of Canada, which led the firm's middle-market financing and principal investment business. Mr. deVeer joined RBC in October 2001 from Indosuez Capital, where he was Vice President in the Merchant Banking Group. Mr. deVeer has also worked at J.P. Morgan and Co., both in the Special Investment Group of J.P. Morgan Investment Management, Inc. and the Investment Banking Division of J.P. Morgan Securities Inc. Mr. deVeer received a B.A. from Yale University and an M.B.A. from Stanford University's Graduate School of Business.
Michael R. McFerran. Mr. McFerran is a Partner, Chief Financial Officer and Chief Operating Officer of Ares Management Corporation. He is a member of the Ares Executive Management Committee and the firm’s Management Committee. As Chief Financial Officer and Chief Operating Officer, Mr. McFerran oversees Finance, Accounting, Technology, Operations and Human Resources across the firm. He additionally serves as Vice President of Ares Dynamic Credit Allocation Fund, Inc., a NYSE-listed closed end fund managed by an affiliate of Ares and the Ares Enterprise Risk Committee. Prior to joining Ares in March 2015, Mr. McFerran was a Managing Director at KKR & Co., Inc. (“KKR”) where he was Chief Financial Officer of KKR’s credit business and Chief Operating Officer and Chief Financial Officer at KKR Financial Holdings LLC. Prior to joining KKR, Mr. McFerran spent the majority of his career at Ernst & Young LLP where he was a senior manager in their financial services industry practice. Mr. McFerran also held Vice President roles at XL Capital Ltd. and American Express. Mr. McFerran holds an M.B.A. from the Haas School of Business at U.C. Berkeley and a B.S. in Business Administration from San Francisco State University.
Michael D. Weiner. Mr. Weiner is Executive Vice President, Chief Legal Officer and Secretary of Ares Management Corporation, a Partner and Co-General Counsel in the Ares Legal Group, the firm’s Global Privacy Officer and a member of the firm’s Management Committee. Mr. Weiner has been an officer of ARCC since 2006, including General Counsel from September 2006 to January 2010, and also serves as Vice President of ACRE and Vice President and Assistant Secretary of Ares Dynamic Credit Allocation Fund, Inc., a NYSE-listed, closed end fund managed by an affiliate of Ares Management and is Vice President and Assistant Secretary of CION Ares Diversified Credit Fund. He additionally serves as a member of the Ares Enterprise Risk

Committee. Mr. Weiner joined Ares in September 2006. Previously, Mr. Weiner served as General Counsel to Apollo Management L.P. and had been an officer of the corporate general partners of Apollo since 1992. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius specializing in corporate and alternative financing transactions and securities law, as well as general partnership, corporate and regulatory matters. Mr. Weiner has served on the boards of directors of several public and private corporations. Mr. Weiner also serves on the Board of Governors of Cedars-Sinai Medical Center in Los Angeles. Mr. Weiner graduated with a B.S. in Business and Finance from the University of California at Berkeley and a J.D. from the University of Santa Clara.
There are no family relationships among any of the directors or executive officers of the Company.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis we describe our executive compensation philosophy and programs and compensation decisions regarding the 2018 compensation of our named executive officers listed in the “Summary Compensation Table” that follows (our “NEOs”).
Compensation Philosophy
Our business as a global alternative asset manager is dependent on the performance of our NEOs and other key employees. Among other things, we depend on their ability to find, select and execute investments, oversee and improve the operations of our portfolio companies, find and develop relationships with fund investors and other sources of capital and provide other services essential to our success. Our compensation program is designed to attract, motivate and retain talented professionals who drive our success.
Our compensation philosophy has several primary objectives: (1) establish a clear relationship between performance and compensation, (2) align the interests of our NEOs and other key employees with our fund investors and stockholders to maximize value and (3) provide competitive incentive compensation opportunities, with an appropriate balance between short-term and long-term incentives.
Base salaries are dictated by employee proficiency and experience in their roles. In addition to base salary, we utilize a blend of variable and long-term pay vehicles to further incentivize and retain talent and provide an overall compensation package that is competitive with the market.
Performance-based discretionary bonuses are generally paid annually to employees based on our profitability, market analysis and employee performance. Certain of our professionals may also receive carried interest or incentive fee participation in our funds. These awards will be distributed based on the rules of each individual fund, which generally provide for distributions either around the time of the fund’s inception, realization of profits, and/or annually. Certain senior professionals are awarded carried interest or incentive fees in funds outside of their business lines to provide incentives for coordination and collaboration across the firm.
We believe that carried interest and incentive fee participation aligns the interests of our NEOs and other key employees with those of the investors in our funds, and this alignment has been a key contributor to our strong performance and growth. We also believe that ownership in our funds and the Company by our NEOs results in alignment of their interests with those of our fund investors and stockholders.
Our compensation program is a management tool supporting our mission and values. We believe our program supports, reinforces and aligns our values, business strategy and operations with the goal of increasing assets under management and profitability. Incentive fee arrangements with our NEOs are described below under “Elements of Compensation-Incentive Fees.”
Determination of Compensation for Named Executive Officers
We do not have a compensation committee. It is our policy that the named executive officers who are Co-Founders generally do not receive compensation other than carried interest and incentive fees or, in certain circumstances, equity grants.
The Board makes all final determinations regarding equity grants to our named executive officers. Named executive officer carried interest and incentive fee awards are generally determined by the Board of Managers (prior to our conversion to a Delaware state law corporation) or by the Executive Management Committee (following our conversion to a Delaware state law corporation) and approved by the conflicts committee of the Board. The conflicts committee of the Board may prospectively approve the range of carried interest and incentive fee awards that may be granted to our named executive officers. Subject to the control and supervision of the Board, for so long as Mr. Ressler is entitled to be a Class I director, Mr. Ressler makes all decisions relating to the award of carried interest and incentive fee awards in a fund in his discretion.
Mr. Arougheti, in consultation with the Board of Managers, determined Mr. McFerran’s 2018 cash compensation. Mr. McFerran’s 2018 cash compensation consisted of base salary and cash bonus and was determined based on his individual performance, his responsibilities and his ability to contribute to our overall performance both in the long- and short-term. Additional factors that Mr. Arougheti and the Board of Managers considered in making such salary and bonus determinations include Mr. McFerran’s prior-year compensation and balance between short- and long-term incentives.

Role of Compensation Consultant
In 2018, in connection with Mr. Arougheti’s promotion to Chief Executive Officer, management retained Korn Ferry Hay Group to provide advice with respect to the level and structure of Mr. Arougheti’s compensation. In making its recommendations with respect to Mr. Arougheti’s compensation, Korn Ferry Hay Group provided benchmarking data, including equity ownership levels and total annual compensation data, for executives with the same or similar title or role within the following peer group of publicly traded global alternative asset managers. While the Board reviewed and considered the benchmarking data provided by Korn Ferry Hay Group in making its determination with respect to Mr. Arougheti’s compensation, Mr. Arougheti’s compensation was not targeted to any particular percentile of the listed peer group.

Apollo Global Management, LLC	The Blackstone Group
The Carlyle Group	KKR & Co Inc.
Oaktree Capital Management	Och-Ziff Capital Management

With the exception of its role in providing advice with respect to Mr. Arougheti's compensation, Korn Ferry Hay Group did not advise the Company, the Board, the Board of Managers or the Executive Management Committee with respect to named executive officer compensation. We do not otherwise benchmark or set our NEO compensation by reference to the compensation of a peer group.
Elements of Compensation
Our NEOs are generally compensated through a combination of carried interest and incentive fees that are designed to reward performance and align the interests of our NEOs with the interests of our fund investors and stockholders, and for Messrs. Arougheti and McFerran, equity awards. In 2018, Mr. McFerran was the only NEO to receive a base salary and discretionary bonus payment, and Messrs. Arougheti and McFerran were the only NEOs to receive equity awards.
We believe that the elements of compensation for our NEOs serve the primary objectives of our compensation program. However, we periodically review the compensation of our key employees, including our NEOs, and, from time to time, may implement new plans or programs or otherwise make changes to the compensation structure relating to current or future key employees, including our NEOs.
Annual Base Salary. In 2018, Mr. McFerran was the only NEO who received an annual salary, the details of which are set out in the Summary Compensation Table that follows.
We intend the base salary of Mr. McFerran to reflect his position, duties and responsibilities as our Chief Financial Officer and Chief Operating Officer, as well as recognize his anticipated contribution to our ongoing initiatives and future success. Mr. McFerran was appointed as our Chief Operating Officer effective January 1, 2018 and his base salary was adjusted to $1,200,000 to reflect his new position. Although we believe that the base salary of our NEOs should not typically be the most significant amount of total compensation, we intend that any base salary amounts should attract and retain top talent as well as assist with the payment of basic living costs throughout the year.
Annual Cash Discretionary Bonus Payments. For 2018, Mr. McFerran is the only NEO who received an annual discretionary bonus.
Mr. McFerran’s total discretionary bonus was determined by Mr. Arougheti in consultation with the Board of Managers and recognizes Mr. McFerran’s individual contribution to our overall goals and performance. We intend the discretionary bonus payment to reward Mr. McFerran for assisting us to achieve our annual goals, both for the Company as a whole and in his respective area of responsibility. Factors that were included in determining the size of the bonus payment include Mr. McFerran’s promotion to Chief Operating Officer, his accomplishments in driving our results, his leadership and management of his team and our overall performance. Comparisons were made to prior year performance and to our other senior professionals with the intention to reward, motivate and retain Mr. McFerran.
Mr. McFerran’s 2018 annual discretionary bonus was paid 71% in cash in December 2018 and the balance in January 2019 as a grant of restricted units equal to 29% of his total discretionary bonus.
Incentive Fees. The general partners or managers of certain of our funds receive performance‑based fees from our funds based on the applicable fund’s performance each year. Our senior professionals may be awarded a percentage of such incentive fees. These incentive fees are determined based on the seniority of the senior professional and the role of such senior professional in the applicable fund. We intend our incentive fee awards to incentivize the growth of our various operations and help align our investment and other professionals, including our NEOs, with our fund investors and stockholders. Messrs. Arougheti and McFerran are the only NEOs who received incentive fees in 2018. For many partners and managers, these awards are made annually, are not subject to vesting and generally are forfeitable upon termination of employment in certain circumstances. However, for Mr. Arougheti, certain of the incentive fees are structured such that, notwithstanding his termination of employment with us, he may be eligible to continue to receive distributions relating to a declining portion of his incentive fee allocation for a period of up to twelve quarters following his termination of employment. Incentive fees, if any, in respect of a particular fund are paid to the senior professional only when actually received by the general partner, manager or other Ares entity entitled to receive such fees and are subject to dilution. In addition, the fees in which our senior professionals are entitled to share do not include base management fees, administrative fees or other expense reimbursements received from our funds. Because our senior professionals’ entitlement to incentive fees is generally subject to the fund achieving investment performance hurdles, we believe that the interests of our senior professionals are strongly aligned with the interests of our fund investors, thus ultimately benefiting our fund investors and stockholders through our success as a whole.
Carried Interest. The general partners or affiliates of certain of our funds receive a preferred allocation of income and gains from our funds if specified returns are achieved, which we refer to as “carried interest.” We intend our carried interest awards to incentivize the successful investment performance by our funds and help align our senior professionals (including our NEOs) with our fund investors and stockholders. Our senior professionals (including our NEOs) who work on these funds collectively own a majority of the carried interest. The percentage of carried interest owned by individual senior professionals varies and generally is subject to dilution for senior professionals owning a larger portion of the carried interest by fund. The percentage of carried interest is determined based on the seniority of the senior professional and the role of such senior professional in such fund. Ownership of carried interest by senior professionals may be subject to a range of vesting conditions, including continued employment and forfeiture upon occurrence of certain specified events post-termination, thus serving as an important employment retention mechanism. Carried interest generally vests over the fund’s investment period. For certain of our NEOs, certain of their carried interest awards will accelerate upon termination of such NEO’s services to us without cause or by reason of death or disability of such NEO. Each of our NEOs received cash distributions attributable to carried interest in 2018.
In addition, the general partners that receive allocations of carried interest generally are subject to contingent repayment obligations, under which the general partners are required to return to the applicable fund distributions from carried interest in certain situations. Our senior professionals (including our NEOs) who receive allocations of carried interest are personally subject to this contingent repayment obligation, pursuant to which they may be required to repay previous distributions. Because the amount of carried interest distributions is directly tied to the realized performance of the underlying fund, our senior professionals’ direct ownership of carried interest fosters a strong alignment of their interests with the interests of our fund investors, thus ultimately benefiting our fund investors and stockholders through our success as a whole.
Long-Term Equity Compensation. We may grant equity to incentivize our NEOs’ continued employment and to align their interests with our fund investors and stockholders. We generally utilize restricted units to be settled in shares of our Class A common stock as our principal form of long-term equity compensation. Restricted unit awards are granted pursuant to our 2014 Equity Incentive Plan. At any time that the Company pays a cash dividend in respect of shares of our Class A common stock, NEOs will be generally be entitled to receive a corresponding dividend equivalent payment in respect of their restricted units except in certain limited circumstances.
Restricted Units - Mr. Arougheti. In July 2018, in recognition of Mr. Arougheti’s appointment as Chief Executive Officer, we granted 2,000,000 restricted units to Mr. Arougheti. The restricted units are eligible to vest as follows: (i) 666,666 restricted units will vest 25% on each of January 1, 2020, 2021, 2022 and 2023 (the “Service-Based Award”), (ii) 666,667 units will vest if, over all trading days that occur during any 30 consecutive calendar day period on or prior to January 1, 2028, the volume-weighted average price per share of our Class A common stock is at least $35.00 and (iii) 666,667 units will vest if, over all trading days that occur during any 30 consecutive calendar day period on or prior to January 1, 2028, the volume-weighted average price per share of our Class A common stock is at least $45.00, in each case generally subject to Mr. Arougheti’s continued service through the applicable vesting date (both of the awards in clauses (ii) and (iii) referred to as the “Performance-Based Awards”). Any unvested restricted units will be forfeited upon the earlier of January 1, 2028 and Mr. Arougheti’s termination of service (subject to certain exceptions as described in greater detail below, under “-Termination Payments-Equity Arrangements with Michael Arougheti.”). At any time that the Company pays a cash dividend in respect of shares of our Class A common stock, Mr. Arougheti will be entitled to receive a corresponding dividend equivalent payment in respect of his Service-Based Award. The Performance-Based Awards are not entitled to dividend equivalent payments.
Restricted Units - Mr. McFerran. In March 2018, pursuant to the terms of his offer letter, we granted Mr. McFerran 22,989 restricted units. The restricted units granted to Mr. McFerran in March 2018 vest in equal installments on the third, fourth and fifth anniversaries of the date of grant, generally subject to Mr. McFerran’s continued service through the applicable vesting date (subject to certain exceptions as described in greater detail below, under “-Termination Payments-Equity Arrangements with Michael McFerran.”).
In October 2018, we amended the terms of certain outstanding restricted units, including restricted units granted to Mr. McFerran in each of August 2016 and in January 2017, each covering 100,000 shares of our Class A common stock. Pursuant to the amendment, upon a termination of service due to the restricted unit holder’s death or disability, 50% of the holder’s then-outstanding unvested restricted units will vest. We believe that this revised vesting schedule provides the restricted unit holder and their family with valuable income security in the event of involuntary job loss due to death or disability which, while unlikely, would have a significant impact on both the restricted unit holder and their family.
In addition, in November 2018, we granted 250,000 restricted units to Mr. McFerran and approved the grant of an additional 125,000 restricted units to Mr. McFerran to be awarded on each of November 1, 2019 and November 1, 2020, in each case subject to Mr. McFerran’s continued service through the applicable grant date. The restricted units were granted in recognition of his expanded role with the Company and his continued service to the Company. Each grant will vest on the second, third, fourth and fifth anniversaries of the applicable grant date, generally subject to Mr. McFerran’s continued service through the applicable vesting date (subject to certain exceptions as described in greater detail below, under “-Termination Payments-Equity Arrangements with Michael McFerran.”).
In February 2019, we revised the vesting terms applicable to a restricted unit award scheduled to be granted to Mr. McFerran on March 23, 2019 pursuant to his offer letter (the “2019 McFerran Award”) in order to more closely align the vesting terms of the 2019 McFerran Award with the vesting terms applicable to more recent restricted unit awards granted or to be granted to similarly situated Company executives. As amended, subject to Mr. McFerran’s continued service through the grant date, the 2019 McFerran Award will vest in four equal installments on each of the second, third, fourth, and fifth anniversaries of the 2019 McFerran Award grant date, generally subject to Mr. McFerran’s continued employment through the applicable vesting date (subject to certain exceptions as described in greater detail below, under “-Termination Payments-Equity Arrangements with Michael McFerran.”).
Deferred Unit Awards - Mr. McFerran. Beginning in 2016, we awarded a portion of the annual discretionary bonus to key employees (including those NEOs who receive annual discretionary bonuses) in the form of restricted units to be settled in shares of our Class A common stock. We refer to these restricted units as “Deferred Units.” Deferred Units granted before January 1, 2019 vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant, subject to continued employment. Deferred Units granted on or after January 1, 2019 vest in three equal installments on the first, second, and third anniversaries of the date of grant, subject to continued employment. In January 2018 we granted 12,103 Deferred Units to Mr. McFerran and in January 2019 we granted 20,650 Deferred Units to Mr. McFerran, in each case, in respect of his discretionary bonus for the preceding calendar year. Generally, upon termination of employment, the unvested portion of the award will lapse (subject to certain exceptions as described in greater detail below, under “-Termination Payments-Equity Arrangements with Michael McFerran.”). We believe the period of deferral and the vesting schedule sufficiently aligns the interests of NEOs who receive discretionary bonuses with our interests, as well as the interests of our fund investors and stockholders.
401(k) Retirement Plan. Beginning in 2018, all of our NEOs are eligible to participate in our 401(k) program. We intend that participation in our 401(k) program will assist our NEOs to set aside funds for retirement in a tax efficient manner. The Ares retirement plan provides options for contributing to a traditional pre-tax 401(k), a post-tax Roth 401(k) or a combination of both, up to allowable IRS limits. In addition, we provide a discretionary match equal to 50% of the first 6% of the individual’s earnings, up to allowable IRS limits. The match is subject to a four-year vesting schedule, vesting 25% per year over the first four years of employment at Ares. Once employed for four years, 100% of any match outstanding or due to the employee is vested.
Termination Payments
Equity Arrangements with Michael Arougheti. With respect to the restricted units granted to Mr. Arougheti in July 2018, in the event that Mr. Arougheti’s service is terminated without cause or due to his death or disability, or upon Mr. Arougheti’s resignation for good reason (in each case, as defined in Mr. Arougheti’s restricted unit award agreement), 50% of the then-unvested Service-Based Award will vest and 50% of each tranche of any then-unvested Performance-Based Award will remain outstanding and eligible to vest through the earlier of the first anniversary of the termination or January 1, 2028. Further, if Mr. Arougheti’s service is terminated without cause (other than due to Mr. Arougheti’s death or disability) or as a result of Mr. Arougheti’s resignation for good reason, in either case, within three months of a change in control event (as defined in Mr. Arougheti’s restricted unit award agreement), any then-unvested Service-Based Award will vest in full.

Equity Arrangements with Michael McFerran. With respect to restricted units held by Mr. McFerran that were granted on March 23, 2016, March 23, 2017 and March 23, 2018, in the event that Mr. McFerran’s service is terminated without cause (as defined in Mr. McFerran’s offer letter) or by reason of death or disability after the first anniversary of the date of grant and prior to the second anniversary of the date of grant of the applicable award, 11% of the restricted units subject to the applicable award will vest. In the event that Mr. McFerran’s service is terminated without cause or by reason of death or disability after the second anniversary of the date of grant and prior to the third anniversary of the date of grant of the applicable award, 22% of the restricted units subject to the applicable award will vest.
With respect to restricted units held by Mr. McFerran that were granted on each of August 15, 2016 and January 31, 2017, in the event that Mr. McFerran’s service is terminated by reason of his death or disability, 50% of the restricted units subject to the applicable award that are outstanding and unvested as of such termination will vest upon the termination.
With respect to the restricted units granted to Mr. McFerran in November 2018 and the 2019 McFerran Award, in the event that Mr. McFerran’s service is terminated (i) as a result of Mr. McFerran’s termination without cause, any restricted units that are outstanding and unvested as of such termination and that are scheduled to vest on or prior to the twelve-month anniversary of such termination will vest upon the termination, or (ii) as a result of Mr. McFerran’s death or disability, 50% of the restricted units outstanding and unvested as of such termination will vest upon the termination.
If Mr. McFerran’s employment is terminated without cause, by reason of his death or disability or for early or normal retirement, the unvested portion of his Deferred Units will vest and the Deferred Units granted in 2016 will be paid on the previously scheduled vesting dates, while the Deferred Units granted in 2017, 2018, and 2019 will vest and be settled upon termination.
Incentive Fees and Carried Interest. For certain of our NEOs, certain of their carried interest awards will accelerate upon termination of such NEO’s services to us without cause or by reason of death or disability of such NEO. Our incentive fee awards are generally annual awards and forfeitable upon termination of employment in certain circumstances. However, for Mr. Arougheti, certain of the incentive fees are structured such that, notwithstanding his termination of employment with us, he may be eligible to continue to receive distributions relating to a declining portion of his incentive fee allocation for a period of up to twelve quarters following his termination of employment.
Accounting and Tax Considerations
We consider the impact of accounting implications and tax treatment of significant compensation decisions. As accounting standards and applicable tax laws develop, we may revise certain features of our executive compensation program to appropriately align our executive compensation program with our overall executive compensation philosophy and objectives. However, we believe that these are only some of the many relevant considerations of setting executive compensation, and should not be permitted to compromise our ability to design and maintain compensation programs that are consistent with our compensation philosophy and objectives. Accordingly, we retain the discretion to pay compensation that is not tax deductible and/or could have adverse accounting consequences.
Compensation Committee Report
As described above, the Board does not have a compensation committee. The entire Board has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has determined that the Compensation Discussion and Analysis should be included in this proxy statement.

Michael J Arougheti David B. Kaplan John H. Kissick Antony P. Ressler Bennett Rosenthal Paul G. Joubert Michael Lynton Antoinette Bush Dr. Judy D. Olian

COMPENSATION OF OUR EXECUTIVE OFFICERS
Summary Compensation Table for Fiscal 2018
The following table contains information about the compensation paid to or earned by each of our named executive officers during the three most recently completed fiscal years.

		Salary	Bonus	Stock Awards	All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)		($)
Antony P. Ressler, Co-Founder and Executive Chairman	2018	—	—	—	21,509,069	(4)	21,509,069
	2017	—	—	—	31,915,796	(4)	31,915,796
	2016	—	—	—	32,345,129	(4)	32,345,129
Michael J Arougheti, Co-Founder, Chief Executive Officer and President	2018	—	—	26,366,659	7,804,504	(5)(10)	34,171,163
	2017	—	—	—	5,967,136	(5)	5,967,136
	2016	—	—	—	6,977,787	(5)	6,977,787
David B. Kaplan, Co-Founder and Partner	2018	—	—	—	21,844,970	(6)(10)	21,844,970
	2017	—	—	—	38,119,246	(6)	38,119,246
	2016	—	—	—	31,538,615	(6)	31,538,615
Bennett Rosenthal, Co-Founder and Partner	2018	—	—	—	21,844,970	(6)(10)	21,844,970
	2017	—	—	—	38,119,246	(6)	38,119,246
	2016	—	—	—	31,538,615	(6)	31,538,615
Michael R. McFerran, Chief Financial Officer and Chief Operating Officer	2018	1,200,000	925,000	5,684,450	55,525	(7)	7,864,975
	2017	1,000,000	937,500	2,650,751	577	(8)	4,588,828
	2016	1,000,000	787,500	2,390,749	8,736	(9)	4,186,985

(1)	In 2018, 2017 and 2016, we did not make salary payments to Messrs. Ressler, Arougheti, Kaplan or Rosenthal.

(2)
Represents the cash portion of the discretionary bonuses in respect of the applicable fiscal year. As further described in “—Compensation Discussion and Analysis—Annual Cash Discretionary Bonus Payments”, Mr. McFerran received 29%, 22% and 21% of his 2018, 2017 and 2016 discretionary bonuses in restricted units granted in January 2019, January 2018 and January 2017, respectively, which are not included in these amounts.

(3)
Represents the grant date fair value of restricted units in respect of shares of our Class A common stock computed in accordance with ASC Topic 718. See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2019.

(4)	Includes actual cash distributions attributable to carried interest allocations of $21,509,069, $31,915,796, and $32,345,129 in 2018, 2017, and 2016, respectively.

(5)
Includes actual cash distributions attributable to carried interest allocations of $399,108, $166,528, and $553,796 and incentive fee payments of $7,397,146, $5,800,608, and $6,423,991 for 2018, 2017, and 2016, respectively.

(6)	Includes actual cash distributions attributable to carried interest allocations of $21,836,720, $38,119,246, and $31,538,615 in 2018, 2017, and 2016, respectively.

(7)
Includes $46,440 of actual cash distributions attributable to incentive fee payments, $835 of actual cash distributions attributable to carried interest allocations, and $8,250 in matching contributions under our 401(k) plan.

(8)	Includes $577 of actual cash distributions attributable to incentive fee payments.

(9)	Includes $5,194 of actual cash distributions attributable to incentive fee payments and $3,542 in matching contributions under our 401(k) plan.

(10)	Includes $8,250 in matching contributions under our 401(k) plan.

Offer Letter with Michael R. McFerran
We entered into an offer letter with Mr. McFerran on March 10, 2015 relating to Mr. McFerran’s employment as our Chief Financial Officer, establishing his position and duties and providing for initial compensatory terms.
See “—Compensation Discussion and Analysis” for a discussion of the current compensatory terms applicable to NEOs.

Grants of Plan-Based Awards for Fiscal 2018
The following table contains information about each grant of an award made to our NEOs in 2018 under any plan, including awards that subsequently have been transferred.

Name	Grant Date(1)		Estimated Future Payouts Under Equity Incentive Plan Awards (Target (#))		Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards(2) ($)
Antony P. Ressler	—				—		—
Michael J Arougheti	7/31/18	(3)	2,000,000	(4)			26,366,659
David B. Kaplan	—				—		—
Bennett Rosenthal	—				—		—
Michael R. McFerran	1/20/2018				12,103	(5)	280,790
	3/23/2018	(6)			22,989	(7)	501,160
	11/1/2018	(8)			250,000	(9)	4,902,500

(1)	For information regarding the timing and vesting of restricted unit grants, see “—Elements of Compensation—Long-Term Equity Compensation.”

(2)
Represents the grant date fair value of restricted units computed in accordance with ASC Topic 718. See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2019.

(3)	This award was approved by the Board on July 30, 2018.

(4)
Represents restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock upon vesting. The restricted units generally vest as follows: (i) 666,666 restricted units vest in four equal installments on each of January 1, 2020, 2021, 2022 and 2023; (ii) 666,667 restricted units vest if, over all trading days that occur during any 30 consecutive calendar day period on or prior to January 1, 2028, the volume-weighted average price per share of Class A common stock is at least $35.00; and (iii) 666,667 restricted units vest if, over all trading days that occur during any 30 consecutive calendar day period on or prior to January 1, 2028, the volume-weighted average price per share of Class A common stock is at least $45.00, in each case subject to continued employment. There is neither a threshold nor a maximum performance measurement for this award.

(5)
Represents restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock, awarded to Mr. McFerran as a portion of his annual discretionary bonus. The restricted units generally vest in four equal installments on each of January 20, 2019, 2020, 2021 and 2022, subject to continued employment and earlier vesting upon the occurrence of specified events.

(6)
On March 17, 2015, in connection with the approval of Mr. McFerran's offer letter, the Board approved annual restricted unit grants to Mr. McFerran as forth in his offer letter. Subject to Mr. McFerran's continued employment, these grants are made on each anniversary of March 23, 2015 through March 23, 2019.

(7)
Represents restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock upon vesting. The restricted units generally vest in three equal installments on each of March 23, 2021, 2022 and 2023, subject to continued employment and earlier vesting upon the occurrence of specified events.

(8)	This award was approved by the Board on October 25, 2018.

(9)
Represents restricted units granted under our 2014 Equity Incentive Plan to be settled in shares of our Class A common stock upon vesting. The restricted units generally vest in four equal installments on each of November 1, 2020, 2021, 2022 and 2023, generally subject to continued employment.

Outstanding Equity Awards at Fiscal Year-End 2018
The following table contains information concerning unvested equity awards; unexercised options; stock that has not vested; and equity incentive plan awards outstanding for each NEO as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Antony P. Ressler	—	—		—	-	—		—	—		—
Michael J Arougheti	—	—		—	-	666,666	(1)(2)	11,853,321	1,333,334	(1)(3)(4)	23,706,679
David B. Kaplan	—	—		—	-	—		—	—		—
Bennett Rosenthal	—	—		—	-	—		—	—		—
Michael R. McFerran	84,818	169,635	(5)	18.35	March 23, 2025	583,132	(6)(7)(8)(9)(10)(11)(12)(13)(14)(15)	10,368,087

(1)	The restricted units were granted on July 31, 2018, subject to continued employment and earlier vesting upon the occurrence of specified events.

(2)	666,666 of the restricted units vest in equal installments on each of January 1, 2020, January 1, 2021, January 1, 2022 and January 1, 2023.

(3)
666,667 of the restricted units vest if, over all trading days that occur during any 30 consecutive calendar day period on or prior to January 1, 2028, the volume-weighted average price per share of Class A common stock is at least $35.00.

(4)
666,667 of the restricted units vest if, over all trading days that occur during any 30 consecutive calendar day period on or prior to January 1, 2028, the volume-weighted average price per share of Class A common stock is at least $45.00.

(5)
The options granted on March 23, 2015 vest in equal installments on each of March 23, 2018, March 23, 2019 and March 23, 2020, subject to continued employment and earlier vesting upon the occurrence of specified events.

(6)
27,248 of the restricted units were granted on March 23, 2015 and vest in equal installments on each of March 23, 2018, March 23, 2019 and March 23, 2020, subject to continued employment and earlier vesting upon the occurrence of specified events. 9,083 restricted units vested on March 23, 2018 and 18,165 remain unvested.

(7)
15,068 of the restricted units were granted on January 20, 2016 and vest in equal installments on each of January 20, 2017, January 20, 2018, January 20, 2019 and January 20, 2020, subject to continued employment and earlier vesting upon the occurrence of specified events. 3,767 restricted units vested on each of January 20, 2017 and 2018 and 7,534 remain unvested.

(8)
36,497 of the restricted units were granted on March 23, 2016 and vest in equal installments on each of March 23, 2019, March 23, 2020 and March 23, 2021, subject to continued employment and earlier vesting upon the occurrence of specified events.

(9)	100,000 of the restricted units were granted on August 15, 2016 and vest on August 15, 2021, subject to continued employment.

(10)
11,462 of the restricted units were granted on January 20, 2017 and vest in equal installments on each of January 20, 2018, January 20, 2019, January 20, 2020 and January 20, 2021, subject to continued employment and earlier vesting upon the occurrence of specified events. 2,866 restricted units vested on January 20, 2018 and 8,596 remain unvested.

(11)	100,000 of the restricted units were granted on January 31, 2017 and vest on January 31, 2022, subject to continued employment.

(12)
27,248 of the restricted units were granted on March 23, 2017 and vest in equal installments on each of March 23, 2020, March 23, 2021 and March 23, 2022, subject to continued employment and earlier vesting upon the occurrence of specified events.

(13)
12,103 of the restricted units were granted on January 20, 2018 and vest in equal installments on each of January 20, 2019, January 20, 2020, January 20, 2021 and January 20, 2022, subject to continued employment and earlier vesting upon the occurrence of specified events.

(14)
22,989 of the restricted units were granted on March 23, 2018 and vest in equal installments on each of March 23, 2021, March 23, 2022 and March 23, 2023, subject to continued employment and earlier vesting upon the occurrence of specified events.

(15)
250,000 of the restricted units were granted on November 1, 2018 and vest in equal installments on each of November 1, 2020, November 1, 2021, November 1, 2022 and November 1, 2023, subject to continued employment and earlier vesting upon the occurrence of specified events.

Common Stock and Ares Operating Group Units
We refer to our Class A common stock, Ares Operating Group Units and shares of our Class A common stock received in exchange for such Ares Operating Group Units as “subject units.”
The subject units received by our senior professional owners are fully vested. Unless otherwise determined by the Board of Managers, a senior professional owner will generally forfeit 25% of his or her subject units (i) in the case of Messrs. Arougheti, Kaplan, Rosenthal or Ressler, if such person resigns or (ii) generally in the case of a senior professional owner other than those listed in clause (i), if such senior professional owner resigns or is terminated for cause, in all cases prior to May 2019 unless such person is at least 60 years old on the date of any resignation.
The subject units owned by each of our senior professional owners are generally subject to the following transfer restrictions: up to 20% of the subject units may be transferred or exchanged in each year following the second anniversary of our initial public offering and prior to the seventh anniversary of our initial public offering. However, sales may occur prior to such time pursuant to acquisitions or other transactions or programs approved by the Board of Managers. After May 2021, any of the subject units may be transferred or exchanged at any time, subject to the restrictions in the exchange agreement.
The forfeiture provisions and transfer restrictions set forth above are generally applicable. There may be some different arrangements for some individuals in isolated instances, none of which are applicable to our NEOs.
As of the Record Date, assuming that all of the outstanding Ares Operating Group Units were exchanged for shares of our Class A common stock, each of Messrs. Arougheti, Kaplan and Rosenthal would hold, directly or indirectly, Class A common stock representing 6.26% of the total number of shares of our Class A common stock outstanding and Mr. Ressler would hold, directly or indirectly, shares of our Class A common stock representing 29.90% of the total number of shares of our Class A common stock outstanding, in each case, as a result of such exchange and subject to transfer restrictions and forfeiture provisions. Mr. McFerran does not hold any Ares Operating Group Units. As of the Record Date, assuming that all of the outstanding Ares Operating Group Units were exchanged for shares of our Class A common stock, an additional 66 current and former senior professionals would own shares of our Class A common stock representing approximately 20.11% of the total number of shares of our Class A common stock outstanding as a result of such exchange.
Option Exercises and Stock Vested
Our NEOs did not exercise any options from compensation-related equity awards in fiscal 2018.
Our NEOs, other than Mr. McFerran, did not vest into equity from compensation-related equity awards in fiscal 2018. On January 20, 2018, Mr. McFerran received 3,767 vested Deferred Units representing 25% Mr. McFerran’s January 2016 award and 2,866 vested Deferred Units representing 25% of Mr. McFerran’s January 2017 award. On March 23, 2018, Mr. McFerran received 9,083 vested units representing one third of Mr. McFerran’s March 23, 2015 Restricted Unit award.
Pension Benefits for 2018
We provide no pension benefits to our NEOs.
Nonqualified Deferred Compensation For 2018
We provide no defined contribution plans for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments upon Termination or Change-in-Control
Other than as set forth below, our NEOs are not entitled to any additional payments or benefits upon termination of employment, upon a change in control or upon retirement, death or disability. For certain of our NEOs, certain of their carried interest awards will accelerate upon termination of such NEO’s services to us without cause or by reason of death or disability of such NEO.

Equity Arrangements with Michael Arougheti
With respect to the restricted units granted to Mr. Arougheti in July 2018, in the event that Mr. Arougheti’s service is terminated without cause or due to his death or disability, or upon Mr. Arougheti’s resignation for good reason (in each case, as defined in Mr. Arougheti’s restricted unit award agreement), 50% of the then-unvested Service-Based Award will vest and 50%

of each tranche of any then-unvested Performance-Based Award will remain outstanding and eligible to vest through the earlier of the first anniversary of the termination or January 1, 2028. Further, if Mr. Arougheti’s service is terminated without cause (other than due to Mr. Arougheti’s death or disability) or as a result of Mr. Arougheti’s resignation for good reason, in either case, within three months of a change in control event (as defined in Mr. Arougheti’s restricted unit award agreement), any then-unvested Service-Based Award will vest in full. If Mr. Arougheti had experienced a termination without cause, by reason of his death or disability, or as a result of his resignation for good reason, in each case, on December 31, 2018, Mr. Arougheti would have vested in restricted units having a value of $5,926,643 and additional restricted units having a value of $11,853,321 would remain outstanding and eligible to vest based on achievement of applicable performance metrics. Further, if a change in control event were to occur and Mr. Arougheti’s service was terminated without cause or as a result of Mr. Arougheti’s resignation for good reason on December 31, 2018, Mr. Arougheti would have vested in additional restricted units having a value of $5,926,678. The values provided above are based on the closing price for our Class A common stock on December 31, 2018, which was $17.78.
Equity Arrangements with Michael McFerran
In the event that Mr. McFerran’s service is terminated without cause or by reason of death or disability (as defined in the 2014 Equity Incentive Plan) after the first anniversary of the date of grant and prior to the second anniversary of the date of grant, 11% of the restricted units granted on March 23, 2016, March 23, 2017, and March 23, 2018 will vest. In the event that Mr. McFerran’s service is terminated without cause or by reason of death or disability after the second anniversary of the date of grant and prior to the third anniversary of the date of grant, 22% of any restricted units granted on March 23, 2016, March 23, 2017, and March 23, 2018 will vest. If Mr. McFerran had experienced a termination without cause or by reason of death or disability on December 31, 2018, Mr. McFerran would have vested in restricted units having a value of $196,025, based on the closing price for our Class A common stock on December 31, 2018, which was $17.78.
In the event that Mr. McFerran’s service is terminated by reason of his death or disability, 50% of the restricted units granted to Mr. McFerran on each of August 15, 2016 and January 31, 2017 will vest. If Mr. McFerran had experienced a termination by reason of death or disability on December 31, 2018, Mr. McFerran would have vested in restricted units having a value of $1,778,000, based on the closing price for our Class A common stock on December 31, 2018, which was $17.78.
With respect to the restricted units granted to Mr. McFerran in November 2018, in the event that Mr. McFerran’s service is terminated (i) as a result of Mr. McFerran’s termination without cause, any restricted units that are outstanding and unvested as of such termination and that are scheduled to vest on or prior to the twelve-month anniversary of such termination will vest upon the termination, or (ii) as a result of Mr. McFerran’s death or disability, 50% of the restricted units outstanding and unvested as of such termination will vest upon the termination. If Mr. McFerran had experienced a termination without cause or by reason of death or disability, in each case, on December 31, 2018, Mr. McFerran would have vested in restricted units having a value of $0 or $2,222,500, respectively, based on the closing price for our Class A common stock on December 31, 2018, which was $17.78.
Deferred Unit Awards
If Mr. McFerran’s employment is terminated without cause, by reason of his death or disability or for early or normal retirement, the unvested portion of his Deferred Units will vest and the Deferred Units granted in 2016 will be paid on the previously scheduled vesting dates. If Mr. McFerran had experienced a termination without cause, by reason of death or disability or for early or normal retirement on December 31, 2018, Mr. McFerran would have vested in Deferred Units having a value of $501,983, based on the closing price of our Class A common stock on December 31, 2018, which was $17.78.

PAY RATIO
As a result of the rules recently adopted by the SEC under the Dodd-Frank Act, we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using certain permitted methodologies. To determine our CEO pay ratio and our median employee, we took the following steps:

•
We identified our median employee utilizing data as of December 31, 2018 (the “Determination Date”) by examining the total amount of compensation as reflected in our payroll records and as reported to the Internal Revenue Service on Form W-2 and Schedule K-1 for 2018 (“total compensation”) for all individuals, excluding our CEO, who were employed by us on the Determination Date. Total compensation includes salary, wages and income from unvested restricted units (including vesting thereof and distributions on such restricted units). We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis.

•	We did not make any material assumptions, adjustments, or estimates with respect to total compensation. We did not annualize the compensation for any employees.

•
We included non-U.S. employees by converting their total compensation to U.S. Dollars from the applicable local currency using the 10-month average exchange rate from January 1, 2018 through October 31, 2018.

•
We believe the use of total compensation for all employees is a consistently applied compensation measure because the SEC released guidance providing that compensation determined based on the Company’s tax and/or payroll records is an appropriate consistently applied compensation measure.

•
After identifying the median employee based on total compensation, we calculated annual total compensation for that employee using the same methodology we used for our named executive officers as set forth in the Summary Compensation Table in this proxy statement. The annual total compensation of our median employee for 2018 was $176,588.

•	The annual total compensation of our CEO for 2018 was $34,171,163.

Our pay ratio may not be comparable to the CEO pay ratios presented by other companies. We believe our methodology most accurately reflects the incentives provided to our executives and employees in their roles at the Company. Based on the methodology described above, for 2018, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee (other than our CEO) is 194:1. We further note that the 2018 annual total compensation of our CEO used for purposes of determining our pay ratio includes the grant-date fair value of $26,366,659 of a one-time equity award granted in recognition of his appointment as our CEO.

COMPENSATION OF OUR DIRECTORS
Each director who is not an employee of or service provider to (other than as a director) any entity related to Ares Management Corporation (“independent directors”) receives an annual retainer of $100,000, payable in cash for the actual service period. An additional annual cash retainer of $15,000 is payable annually to the chair of our audit committee. In addition, independent directors received an initial equity grant of 3,947 restricted units upon the completion of our initial public offering, pursuant to the 2014 Equity Incentive Plan, which vested at a rate of one‑third per year, beginning on the first anniversary of the grant date.
On May 1, 2018, Messrs. Joubert and Lynton and Dr. Olian each received an additional equity grant of 13,761 restricted units, pursuant to the 2014 Equity Incentive Plan, each of which vests at a rate of one-third per year, beginning on the first anniversary of the grant date. Following 2018, we expect to make annual restricted unit grants to each independent director pursuant to the 2014 Equity Incentive Plan with a value equal to approximately $75,000, subject to the approval of such awards by the Board, such independent director's continued service on the Board and any future changes in the annual grant policies.
We also reimburse independent directors for reasonable out‑of‑pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in‑person at Board and committee meetings. Directors who are employees of or provide services to (other than as a director) any entity related to Ares Management Corporation did not receive any compensation for their services as directors.
Directors Compensation Table
The following table contains information concerning the compensation of the non-management directors for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(4)	All Other Compensation ($)		Total ($)
Paul G. Joubert	115,000	302,742	—		417,742
John H. Kissick(2)	—	—	4,944,533	(3)	4,944,533
Michael Lynton	100,000	302,742	—		402,742
Dr. Judy D. Olian	100,000	302,742	—		402,742

(1)
On May 1, 2018, Messrs. Joubert and Lynton and Dr. Olian each received equity grants of 13,761 restricted units, pursuant to the 2014 Equity Incentive Plan, each of which vests at a rate of one-third per year, beginning on the first anniversary of the grant date. Represents the grant date fair value of restricted units in respect of shares of our Class A common stock computed in accordance with ASC Topic 718. See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2019.

(2)	Mr. Kissick is not an independent director and receives no compensation for his service as a member of the Board.

(3)	Includes actual cash distributions attributable to carried interest allocations of $4,881,079 and incentive fee payments of $63,454.

(4)	As of December 31, 2018, the aggregate number of stock awards held by each of our non-employee directors was as follows: each of Messrs. Joubert and Lynton and Dr. Olian, 13,761; Mr. Kissick, none.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and Ares Operating Group Units as of March 28, 2019 by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Ares Management Corporation, (2) each of our directors and named executive officers and (3) all directors and executive officers of the Company as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Beneficial ownership reflected in the table below includes the total shares of our Class A common stock held by the individual and his or her personal planning vehicles. The address of each beneficial owner set forth below is c/o Ares Management Corporation, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

Name of Beneficial Owner	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Class C Common Stock Beneficially Owned		Combined Total Voting Power(2)
	Shares	Percent(1)	Shares	Percent	Shares	Percent
Ares Partners Holdco LLC(3)	151,354,777	68.8%(4)	1,000	100%	1	100%	86.7%(5)
Capital World Investors	7,906,162(6)	7.7%	—	—	—	—	1.5%
Alleghany Corporation	7,157,544(7)	6.9%	—	—	—	—	1.4%
The Vanguard Group, Inc.	5,710,502(8)	5.5%	—	—	—	—	1.1%
Royce & Associates, LP	5,166,021(9)	5.0%	—	—	—	—	1.0%
Antony P. Ressler	151,354,777(10)	68.8%(4)	1,000	100%	1	100%	86.7%
Michael J Arougheti†	791,666(11)	*	—	—	—	—	*
David B. Kaplan†	125,000(12)	*	—	—	—	—	*
John H. Kissick†	125,000(13)	*	—	—	—	—	*
Bennett Rosenthal†	125,000(14)	*	—	—	—	—	*
Paul G. Joubert	27,708(15)	*	—	—	—	—	*
Michael Lynton	17,708(16)	*	—	—	—	—	*
Dr. Judy D. Olian	19,508(17)	*	—	—	—	—	*
Antoinette Bush	—	*	—	—	—	—	—
Michael R. McFerran	898,302(18)	*	—	—	—	—	*
All directors and executive officers as a group (13 persons)	156,338,730	69.7%(4)	1,000	100%	1	100%	87.1%(19)

† The number of shares and class ownership percentages reported for each of Messrs. Arougheti, Kaplan and Rosenthal exclude 3,355,052 shares of our Class A common stock and 10,421,596 Ares Operating Group Units held by Ares Owners on behalf of each such person or a vehicle controlled by such person, in each case as a limited partner of Ares Owners. The number of shares and class ownership percentage reported for Mr. Kissick excludes 1,326,746 shares of our Class A common stock and 4,121,190 Ares Operating Group Units held by Ares Owners on behalf of Mr. Kissick, or a vehicle controlled by him. Each such person disclaims beneficial ownership of all such shares and units. See footnotes 11, 12, 13 and 14 for additional detail.
* Represents less than 1%

(1)
Unless otherwise stated, the class ownership percentages reported reflect 103,113,460 shares of our Class A common stock outstanding as of March 28, 2019. In addition, shares of our Class A common stock issuable upon the vesting of restricted units or the exercise of stock options are deemed outstanding and beneficially owned by the person holding such restricted unit or stock option for purposes of computing such person’s beneficial ownership percentage, but are not deemed outstanding for the purpose of computing the beneficial ownership percentage of any other person.

(2)
As of the Record Date, (i) each share of our Class A common stock is entitled to one vote, (ii) each share of our Class B common stock is entitled to approximately 295,534 votes and (iii) each share of our Class C common stock is entitled to 116,920,298 votes, for a total of 515,567,300 votes.

(3)
Each of Messrs. Arougheti, Berry, deVeer, Kaplan, McFerran, Ressler and Rosenthal (each, a “Board Member” and collectively, the “Board Members”) manage Holdco. Mr. Ressler generally has veto authority over decisions of the Board Members. Holdco is the general partner of Ares Owners and the sole member of both Ares Management GP LLC (“Ares GP”) and Ares Voting LLC (“Ares Voting”). As of the record date, (i) Ares Owners holds an aggregate of 34,434,479 shares of our Class A common stock on behalf of each of its limited partners or a vehicle controlled by such limited partner and an aggregate of 116,920,298 Ares Operating Group Units on behalf of its limited partners, (ii) Ares GP holds 1,000 shares of our Class B common stock and (iii) Ares Voting holds one share of our Class C common stock. Each Ares Operating Group Unit is exchangeable for one share of our Class A common stock, subject to certain restrictions. The principal business address of each of Holdco, Ares Owners, Ares GP and Ares Voting is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(4)
The class ownership percentages of our Class A common stock reported for Ares Owners and Mr. Ressler is based on a total of 220,033,758 shares of our Class A common stock in the aggregate, which includes the shares of our Class A common stock outstanding as of March 28, 2019 and assumes the full exchange of Ares Operating Group Units held by Ares Owners on behalf of each of its limited partners or a vehicle controlled by such limited partner.

(5)
As the general partner of Ares Owners, the record holder of 33.4% of the outstanding shares of our Class A common stock, and the sole member of both Ares GP and Ares Voting, the sole record holders of the outstanding shares of our Class B common stock and our Class C common stock, respectively, Holdco has total combined voting power of 86.7% of our common stock, and thus, will control any vote of our common stockholders.

(6)
Based on information provided by Capital World Investors on Schedule 13G, filed with the SEC on February 14, 2019. As of December 31, 2018, Capital World Investors reported aggregate beneficial ownership of 7,906,162 shares of our Class A common stock with sole voting power over 7,906,162 shares and sole dispositive power over 7,906,162 shares. The principal business address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(7)
Based on information provided by Alleghany Corporation on Schedule 13G, filed with the SEC on February 11, 2019. As of December 31, 2018, Alleghany Corporation and its affiliates named in such report reported aggregate beneficial ownership of 7,157,544 shares of our Class A common stock with shared voting power over 7,157,544 shares and shared dispositive power over 7,157,544 shares. The principal business address of Alleghany Corporation is 1411 Broadway, 34th Floor, New York, NY, 10018.

(8)
Based on information provided by The Vanguard Group, Inc. on Schedule 13G, filed with the SEC on February 11, 2019. As of December 31, 2018, The Vanguard Group, Inc. and its affiliates named in such report reported aggregate beneficial ownership of 5,710,502 shares of our Class A common stock with sole voting power over 12,224 shares, shared voting power over 6,484 shares, sole dispositive power over 5,700,865 shares and shared dispositive power over 9,637 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 3,153 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,555 shares as a result of serving as investment manager of Australian Investment Offerings. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(9)
Based on information provided by Royce & Associates, LP on Schedule 13G, filed with the SEC on January 14, 2019. As of December 31, 2018, Royce & Associates, LP reported aggregate beneficial ownership of 5,166,021 shares of our Class A common stock with sole voting power over 5,166,021 shares and sole dispositive power over 5,166,021 shares. The principal business address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY, 10151.

(10)
The number of shares and class ownership percentage reported for Mr. Ressler includes (i) with respect to our Class A common stock, an aggregate of 34,434,479 shares of our Class A common stock held by Ares Owners on behalf of each of its limited partners or a vehicle controlled by such limited partner and assumes the full exchange of the 116,920,298 Ares Operating Group Units held by Ares Owners on behalf of its limited partners, (ii) with respect to our Class B common stock, the 1,000 outstanding shares of our Class B common stock held by Ares GP and (iii) with respect to our Class C common stock, the one outstanding share of our Class C common stock held by Ares Voting. Ares Owners holds 16,020,778 shares of our Class A common stock and 49,764,375 Ares Operating Group Units on behalf of Mr. Ressler, or on behalf of a vehicle controlled by Mr. Ressler, as a limited partner of Ares Owners, and from which Mr. Ressler or a vehicle controlled by him received $1.33 per share of Class A common stock and $1.36 per Ares Operating Group Unit for the year ended December 31, 2018. Mr. Ressler expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners, the shares of our Class B common stock held by Ares GP and the shares of our Class C common stock held by Ares Voting.

(11)
Mr. Arougheti directly holds 125,000 shares of our Class A common stock and 666,666 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions. In addition, Ares Owners holds 3,355,052 shares of our Class A common stock and 10,421,596 Ares Operating Group Units on behalf of Mr. Arougheti, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners, and from which Mr. Arougheti or a vehicle controlled by him received $1.33 per share of Class A common stock and $1.36 per Ares Operating Group Unit for the year ended December 31, 2018. Mr. Arougheti expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.

(12)
Mr. Kaplan directly holds 125,000 shares of our Class A common stock. In addition, Ares Owners holds 3,355,052 shares of our Class A common stock and 10,421,596 Ares Operating Group Units on behalf of Mr. Kaplan, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners, and from which Mr. Kaplan or a vehicle controlled by him received $1.33 per share of Class A common stock and $1.36 per Ares Operating Group Unit for the year ended December 31, 2018. Mr. Kaplan expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.

(13)
Mr. Kissick directly holds 125,000 shares of our Class A common stock. In addition, Ares Owners holds 1,326,746 shares of our Class A common stock and 4,121,190 Ares Operating Group Units on behalf of Mr. Kissick, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners, and from which Mr. Kissick or a vehicle controlled by him received $1.33 per share of Class A common stock and $1.36 per Ares Operating Group Unit for the year ended December 31, 2018. Mr. Kissick expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.

(14)
Mr. Rosenthal directly holds 125,000 shares of our Class A common stock. In addition, Ares Owners holds 3,355,052 shares of our Class A common stock and 10,421,596 Ares Operating Group Units on behalf of Mr. Rosenthal, or on behalf of a vehicle controlled by him, as a limited partner of Ares Owners, and from which Mr. Rosenthal or a vehicle controlled by him received $1.33 per share of Class A common stock and $1.36 per Ares Operating Group Unit for the year ended December 31, 2018. Mr. Rosenthal expressly disclaims beneficial ownership of the shares of our Class A common stock held by Ares Owners, and any shares of our Class A common stock that may be acquired upon exchange of Ares Operating Group Units held by Ares Owners.

(15)
Mr. Joubert directly holds 13,947 shares of our Class A common stock and 13,761 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.

(16)
Mr. Lynton directly holds 3,947 shares of our Class A common stock and 13,761 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.

(17)
Dr. Olian directly holds 5,747 shares of our Class A common stock and 13,761 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions.

(18)
Mr. McFerran directly holds 49,708 shares of our Class A common stock, 594,141 restricted units, each of which represents the right to receive one share of our Class A common stock, subject to certain vesting conditions and 254,453 stock options, each of which represents the right to purchase one share of our Class A common stock, subject to certain vesting conditions.

(19)	Persons other than our directors and executive officers collectively hold a combined total voting power of approximately 12.9% of our common stock.

Securities Authorized for Issuance under Equity Incentive Plans
The table set forth below provides information concerning the awards that may be issued under the 2014 Equity Incentive Plan as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted‑average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	36,330,313	$18.73	27,231,855
Total	36,330,313	$18.73	27,231,855

(1)
Reflects the aggregate number of outstanding non‑qualified options, share appreciation rights, shares of our Class A common stock, restricted units, deferred restricted units, phantom shares, share equivalent awards and other awards based on shares of our Class A common stock, to which we collectively refer as our “shares,” granted under the 2014 Equity Incentive Plan as of December 31, 2018.

(2)
The aggregate number of shares of our Class A common stock available for future grants under our 2014 Equity Incentive Plan is increased on the first day of each fiscal year by the number of shares equal to the positive difference, if any, of (a) 15% of the aggregate number of shares of our Class A common stock and Ares Operating Group Units outstanding on the last day of the immediately preceding fiscal year (excluding Ares Operating Group Units held by Ares Management Corporation or its wholly owned subsidiaries) minus (b) the aggregate number of our shares of our Class A common stock otherwise available for future grants under our 2014 Equity Incentive Plan as of such date (unless the administrator of the 2014 Equity Incentive Plan should decide to increase the number of shares of our Class A common stock available for future grants under the plan by a lesser amount). The shares underlying any award granted under the 2014 Equity Incentive Plan that expire, terminate or are canceled (other than in connection of a payment) without being settled in shares of our Class A common stock will again become available for awards under the 2014 Equity Incentive Plan. Awards settled solely in cash do not use shares of our Class A common stock under the 2014 Equity Incentive Plan. As of January 1, 2019, pursuant to this formula, 32,792,005 shares of our Class A common stock were available for issuance under the 2014 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Tax Receivable Agreement
The Company has procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to it. For example, the Company has a Code of Business Conduct and Ethics that generally prohibits officers or directors of the Company from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of the Company. Waivers to the Code of Business Conduct and Ethics can generally only be obtained from the audit committee, or if for an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations. In addition, the audit committee or conflicts committee are required to review and approve all related‑party transactions (as defined in Item 404 of Regulation S‑K).
The holders of Ares Operating Group Units, subject to any applicable transfer restrictions and other provisions, may on a quarterly basis (subject to the terms of the exchange agreement), exchange their Ares Operating Group Units for shares of our Class A common stock on a one‑for‑one basis or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the Ares Operating Group entities to effect an exchange for a share of our Class A common stock of Ares Management Corporation. The relevant Ares Operating Group entities (and any other entities as may be determined by the Company) has made or will make an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) for each taxable year in which an exchange of Ares Operating Group Units for shares of our Class A common stock occurs, which is expected to result in increases to the tax basis of its assets at the time of an exchange of Ares Operating Group Units. These exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of the relevant Ares Operating Group entity that may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase and increased deductions, and a court could sustain such a challenge.
We entered into a tax receivable agreement with certain direct and indirect holders of Ares Operating Group Units (the “TRA Recipients”) that provides for the payment by us to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize (or is deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of increases in tax basis and certain other tax benefits related to our entering into the tax receivable agreement. The reduction in the statutory corporate tax rate from 35% to 21% under the newly enacted tax law in 2017 would generally reduce the amount of cash tax savings and thus reduce the amount of the payments to the TRA Recipients. On the other hand, due to our election to be treated as a corporation for U.S. federal income tax purposes and subsequent conversion to a U.S. corporation under Delaware state law, a greater percentage of our income will be subject to corporate taxation and thus generally increase the amount payable under the tax receivable agreement. This payment obligation is our obligation and not the obligation of the Ares Operating Group. We will benefit from the remaining 15% of cash tax savings, if any, in income tax we realize. For purposes of the tax receivable agreement, the cash tax savings in income tax will be computed by comparing our actual income tax liability (calculated with certain assumptions) to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the exchanges and had we not entered into the tax receivable agreement.
The term of the tax receivable agreement commenced on May 1, 2014 and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below) or we breach any of our material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if we had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•
the timing of exchanges-for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of the relevant Ares Operating Group entity at the time of each exchange;

•
the price of our Class A common stock at the time of the exchange-the increase in any tax deductions, as well as the tax basis increase in other assets, of the Ares Operating Group, is proportional to the price of our Class A common stock at the time of the exchange;

•	the extent to which such exchanges are taxable-if an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of our income-we will be required to pay 85% of the cash tax savings as and when realized, if any.

If we do not have taxable income, we are not required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for state tax purposes). The utilization of such tax attributes will result in payments under the tax receivable agreement.
Future payments under the tax receivable agreement in respect of subsequent exchanges are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings we realize in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by the Ares Operating Group are not sufficient to permit us to make payments under the tax receivable agreement after it has paid taxes. The payments under the tax receivable agreement are not conditioned upon the TRA Recipients’ continued ownership of us or the Ares Operating Group.
In addition, the tax receivable agreement provides that upon a change of control, our obligations under the tax receivables agreement with respect to exchanged or acquired Ares Operating Group Units (whether exchanged or acquired before or after such change of control) would be accelerated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement.
Furthermore, we may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including (1) that any Ares Operating Group Units that have not been exchanged are deemed exchanged for the market value of our Class A common stock at the time of termination, (2) we will have sufficient taxable income in each future taxable year to fully realize all potential tax savings, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination and (4) certain non‑amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.
As a result of the change in control provisions and the early termination right, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual cash tax savings that we realize in respect of the tax attributes subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.
Decisions made in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients (including, among others, the Holdco Members and other executive officers) under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the tax receivable agreement. As an additional example, if future holders of Ares Operating Group Units do not become TRA Recipients, upon an exchange of Ares Operating Group Units by such future holders, current TRA Recipients (including, among others, the Holdco Members and other executive officers) will be entitled to a portion of the payments payable under the tax receivable agreement with respect to such exchanges.
Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.
Investor Rights Agreement
In connection with the conversion to a state law corporation, we entered into an Investor Rights Agreement that grants Ares Owners and certain other persons the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act of 1933, as amended (the “Securities Act”) common shares delivered in exchange for Ares Operating Group Units or shares of our Class A common stock of Ares Management Corporation otherwise held by them. In addition, we may be required to make available shelf registration statements permitting sales of our Class A common stock into the market from time to time over an extended period. Lastly, the parties to the Investor Rights Agreement have the ability to exercise certain piggyback registration rights in respect of shares of our Class A common stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us.
Ares Operating Group Governing Agreements
Ares Management Corporation is a holding company and, indirectly through direct subsidiaries, controls and holds equity interests in the Ares Operating Group entities. Ares Management Corporation, either directly or through direct subsidiaries, is the general partner of each of the Ares Operating Group entities. Accordingly, Ares Management Corporation operates and controls all of the business and affairs of the Ares Operating Group and, through the Ares Operating Group entities and their operating entity subsidiaries, conducts our businesses. Directly or through direct subsidiaries, Ares Management Corporation has unilateral control over all of the affairs and decision making of the Ares Operating Group. Furthermore, the subsidiaries of Ares Management Corporation cannot admit substitute general partners to the Ares Operating Group entities without the approval of Ares Management Corporation or the relevant direct subsidiary.
Pursuant to the governing agreements of the Ares Operating Group entities, the general partner of each of the Ares Operating Group entities has the right to determine when distributions will be made to the partners of the Ares Operating Group entities and the amount of any such distributions. If a distribution to the Corporation or its subsidiaries is authorized (including distributions to our Class A common stockholders), such distribution is made to all of the partners of the Ares Operating Group entities pro rata in accordance with the percentages of their respective partnership units.
Each of the Ares Operating Group entities has an identical number of partnership units outstanding. As of March 28, 2019, there were 220,033,758 Ares Operating Group Units outstanding. The holders of partnership units in the Ares Operating Group entities, including Ares Management Corporation or its direct subsidiaries, may incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Ares Operating Group. Net profits and net losses of the Ares Operating Group entities are allocated to their partners (including Ares Management Corporation or its direct subsidiaries), generally pro rata in accordance with the percentages of their respective partnership units. The agreements of the Ares Operating Group entities provide for cash distributions, which we refer to as “tax distributions,” to the partners of such entities if the general partners of the Ares Operating Group entities determine that the taxable income of the relevant Ares Operating Group entity gives rise to taxable income for its partners. Generally, these tax distributions are computed based on our estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California or New York, New York, whichever is higher (taking into account the non‑deductibility of certain expenses and the character of our income). The Ares Operating Group makes tax distributions only to the extent distributions from such entities for the relevant year are otherwise insufficient to cover such tax liabilities.
Subject to any applicable transfer restrictions and other provisions, these partnership units may be exchanged for shares of our Class A common stock as described under “—Exchange Agreement” below.
Exchange Agreement
In connection with the initial public offering, we entered into an exchange agreement (which was amended and restated in connection with our conversion to a Delaware corporation on November 26, 2018) with the holders of Ares Operating Group Units providing that such holders, subject to any applicable transfer restrictions, may up to four times each year (subject to the terms of the exchange agreement) exchange their Ares Operating Group Units for our shares of our Class A common stock on a one‑for‑one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the three Ares Operating Group entities to effect an exchange for a share of our Class A common stock of Ares Management Corporation. Ares Management Corporation holds, directly or through its subsidiaries, a number of Ares Operating Group Units equal to the number of shares of our Class A common stock that Ares Management Corporation has issued. As a holder exchanges its Ares Operating Group Units, Ares Management Corporation’s direct or indirect interest in the Ares Operating Group will be correspondingly increased.

Firm Use of Our Co‑Founders’ Private Aircraft
In the normal course of business, our personnel have made use of aircraft owned by Mr. Ressler and by Messrs. Kaplan and Rosenthal together. Messrs. Ressler, Kaplan and Rosenthal paid for their purchases of the aircraft and bear all operating, personnel and maintenance costs associated with their operation for personal use. Payment by us or certain of our affiliates for the business use of these aircraft by Messrs. Ressler, Kaplan and Rosenthal and other of our personnel is generally made at market rates, which totaled $82,188 during 2018 for Mr. Ressler, and $486,329 for each of Messrs. Kaplan and Rosenthal during 2018 with respect to their shared aircraft.
Co‑Investments and Other Investment Transactions
Our senior professionals have the opportunity to invest their own capital in a particular fund. Co‑investments are investments in a fund on the same terms and conditions as fund investors, except that generally these co‑investments are not subject to management fees or carried interest. These investment opportunities are available to our senior professionals whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. See “Item 1. Business-Capital Invested In and Through Our Funds” of our Annual Report on Form 10-K, filed with the SEC on February 26, 2019.
During the year ended December 31, 2018, the following executive officers and directors (and their family members and estate planning vehicles) invested their own capital in and alongside our funds: Mr. Arougheti invested an aggregate of $4,257,142; Mr. Berry invested an aggregate of $489,358; Mr. Kaplan invested an aggregate of $12,452,951; Mr. Kissick invested an aggregate of $11,354,468; Mr. Ressler invested an aggregate of $6,990,565; Mr. Rosenthal invested an aggregate of $12,452,950; Mr. deVeer invested an aggregate of $1,326,147 Mr. McFerran invested an aggregate of $305,812; and Mr. Weiner invested an aggregate of $710,848. During the year ended December 31, 2018, the following executive officers and directors (and their family members and estate planning vehicles) received distributions from our funds as a result of their invested capital: Mr. Arougheti received $1,220,707; Mr. Berry received $489,358; Mr. Kaplan received $1,444,671; Mr. Kissick received $4,647,986; Mr. Ressler received $14,439,766; Mr. Rosenthal received $1,459,943; Mr. deVeer received $735,581; Mr. McFerran received $14,302; and Mr. Weiner received $1,460,421.
Securities of Publicly Traded Vehicles
From time to time, our managed funds, senior professionals and directors may have the opportunity to purchase securities of our publicly traded vehicles in connection with certain offerings made by such entities. During the year ended December 31, 2018, none of such entities, executive officers and directors (and their family members and estate planning vehicles) purchased such securities in these offerings. From time to time our executive officers and directors may also purchase the securities of our publicly traded funds in market transactions.
Statement of Policy Regarding Transactions with Related Persons
The audit committee and conflicts committee of the Board are charged with reviewing for approval or ratification all transactions with “related persons” (as defined in paragraph (a) of Item 404 Regulation S‑K) that are brought to the audit or conflicts committee’s attention.
Indemnification
Our Certificate of Incorporation provides that in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, on an after tax basis: (a) each member of our Board and each of our officers, (b) each holder of record of our Class B common stock, (c) Ares Management GP LLC, in its capacity as the former general partner of Ares Management, L.P., and any successor or permitted assign, (d) any person who is or was a “tax matters partner” (as defined in Section 6231 of the Code) prior to amendment by P.L. 114-74) or “partnership representative” (as defined in Section 6223 of the Code after amendment by P.L. 114-74), member, manager, officer or director of any holder of record of our Class B common stock or Ares Management GP LLC, (e) any member, manager, officer or director of any holder of record of our Class B common stock or Ares Management GP LLC who is or was serving at the request of any holder of record of our Class B common stock or Ares Management GP LLC as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another person (collectively, the “Indemnitees”) from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an

Indemnitee, whether arising from acts or omissions to act occurring on, before or after the date of our Certificate of Incorporation. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or with criminal intent. Any indemnification under these provisions will only be out of our assets. The Company is not personally liable for, and does not have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We purchased insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our Certificate of Incorporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent or more of its common stock to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us or written representations from such persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, with respect to the fiscal year ended December 31, 2018, such persons complied with all such filing requirements.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee, including a majority of the independent directors, has selected Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2019 and is submitting the selection of Ernst & Young LLP to the stockholders for ratification.
If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Ernst & Young LLP has advised the Company that neither the firm nor any present member or associate of it has any financial interest, direct or indirect, in the Company or its affiliates.
The Company expects that a representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so chooses and will be available to answer questions.
The Company engaged Ernst & Young LLP to act as its independent registered public accounting firm for 2018.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table sets forth the aggregate fees for professional service provided by our independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2018 and 2017.

	For the Year Ended December 31,
	2018		2017
	The Company	Ares Funds	The Company	Ares Funds
	(Dollars in thousands)
Audit fees(1)	$3,326	$8,642	$3,319	$7,841
Audit-related fees(2)	626	2,805	701	2,538
Tax fees(3)	1,003	1,772	101	324
All other fees(4)	2	—	18	—
Total	$4,957	$13,219	$4,139	$10,703

(1)
Audit fees consisted of fees for services related to the annual audit of our consolidated financial statements, reviews of our interim consolidated financial statements on Form 10-Q, SEC registration statements, accounting consultations and services that are normally provided in connection with statutory and regulatory filings and engagements.

(2)
Audit-related fees consisted of fees related to financial due diligence services in connection with internal controls readiness assessment, attestation services and agreed upon procedures, as well as acquisitions of portfolio companies for investment by funds managed by the Company.

(3)	Tax fees consisted of fees related to tax compliance and tax advisory services.

(4)	All other fees consisted of advisory services related to regulatory matters.

In accordance with our audit committee charter, the audit committee is required to approve, in advance, all audit and non‑audit services to be provided by our independent registered public accounting firm, Ernst & Young LLP. All services reported in the Audit fees, Audit‑related fees, Tax fees and All other fees categories above were approved by the audit committee.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2019.

AUDIT COMMITTEE REPORT
The audit committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Corporate Governance page of the Investors section of our website located at www.aresmgmt.com. The Board has determined that each of Messrs. Joubert and Lynton and Dr. Olian is independent as independence is defined under the applicable section of the NYSE rules, and that each of Messrs. Joubert and Lynton and Dr. Olian is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that Mr. Joubert qualifies as an “audit committee financial expert.”
The primary purposes of the audit committee are to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and our independent registered public accounting firm. In addition, the audit committee may review and approve any related person transactions.
As noted above, the audit committee assists the Board in appointing our independent registered public accounting firm, Ernst & Young LLP, which includes, among other things, reviewing and evaluating the performance of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing Ernst & Young LLP and the lead audit partner, the audit committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of Ernst & Young LLP's performance, the technical capabilities of the engagement teams, external data concerning Ernst & Young LLP's audit quality and performance obtained from reports of the Public Company Accounting Oversight Board (“PCAOB”) and the engagement teams' understanding of our Company’s business. The audit committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company's independent auditor is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year 2019.
The audit committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The audit committee also met and held discussions with management and Ernst & Young LLP with respect to our audited year-end financial statements.
Further, the audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications With Audit Committees , received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence and discussed with the auditors the auditors’ independence. In determining Ernst & Young LLP's independence, the audit committee considered whether Ernst & Young LLP’s provision of non-audit services were compatible with the independence of the independent registered public accountants. The audit committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from Ernst & Young LLP, the audit committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC. The Board has approved this recommendation.
This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.
The audit committee

Paul G. Joubert (Chairperson)
Michael Lynton
Dr. Judy D. Olian

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2018
In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the named executive officers for our 2018 fiscal year. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.
As described in the “Compensation Discussion and Analysis” section of these proxy materials, the primary objectives of our executive compensation program are to: (1) establish a clear relationship between performance and compensation, (2) align the interests of our NEOs and other key employees with our fund investors and stockholders to maximize value and (3) provide competitive incentive compensation opportunities, with an appropriate balance between short-term and long-term incentives. The foregoing objectives are applicable to the compensation of our named executive officers. We urge our stockholders to review the Compensation Discussion and Analysis section above and the compensation tables and narrative discussion included therein for more information.
We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation “at risk,” which has enabled us to successfully motivate and reward the named executive officers. We believe such program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the named executive officers with the long-term interests of our stockholders.
For these reasons, the Board recommends a vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company's named executive officers for the 2018 fiscal year, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Board values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to “Communications to the Board of Directors” above for information about communicating with the Board.
The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE 2018 FISCAL YEAR, AS DISCLOSED IN THESE PROXY MATERIALS.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE
In accordance with the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are seeking the input of our stockholders on the frequency with which we will hold a non-binding, advisory vote by our stockholders to approve the compensation of our named executive officers (commonly known as a “say-on-frequency” vote). In voting on this Proposal 4, stockholders are provided with four choices: stockholders may indicate their preference as to whether the advisory vote to approve the compensation of the named executive officers should occur once every three years, once every two years, once every year or stockholders may abstain from making a recommendation.
After careful consideration, it is the opinion of the Board that an advisory stockholder vote once every three years on the compensation of our named executive officers is the most appropriate option for us. An advisory vote once every three years provides stockholders the opportunity to evaluate the Company’s compensation program on a more thorough, longer-term basis than an annual vote. Our Board believes an annual advisory vote would not allow for changes to the Company’s compensation program to be in place long enough to evaluate whether the changes were effective. An advisory vote once every three years encourages a longer-term view of compensation by our stockholders by allowing them to evaluate three years of compensation history and business results
While the Board has determined that the say-on-frequency vote shall be held once every three years, stockholders are not voting to approve or disapprove of the Board’s determination. Rather, stockholders are being provided with the opportunity to cast an advisory vote on this Proposal 4. As an advisory vote, the result of the vote is not binding. However, the Board values the opinions of our stockholders in their vote on this matter, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes to approve named executive compensation.
Approval of the frequency of the advisory vote on named executive compensation requires the favorable vote of a majority of the votes cast. To the extent that no alternative receives a majority of the votes cast, the Board will consider the alternative receiving the greatest number of votes (once every three years, once every two years or once every year) to be the resulting recommendation, on an advisory basis, of our stockholders.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY THREE YEARS.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2020 ANNUAL MEETING
Stockholders may present proper nominations of candidates for director or other proposals for inclusion in the Company’s proxy statement and proxy card for consideration at the 2020 Annual Meeting of Stockholders by submitting such nominations or proposals in writing to the Secretary of the Company in a timely manner, calculated in the manner provided in Rule 14a‑8(e) of the Exchange Act, applicable state law and the Organizational Documents. The Company expects that the 2020 Annual Meeting of Stockholders will be held in May 2020, but the exact date, time and location of such meeting have yet to be determined.
Deadlines for Submitting Stockholder Proposals for Inclusion in the Company’s Proxy Statement and Proxy Card
To be considered timely under Rule 14a‑8(e) of the Exchange Act for inclusion in the Company’s proxy statement and proxy card for a regularly scheduled annual meeting, a stockholder’s proposal must be received at the Company’s principal executive offices not less than 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders for the previous year’s annual meeting. Accordingly, a stockholder’s proposal must be received no later than December 7, 2019 in order to be included in the Company’s proxy statement and proxy card for the 2020 Annual Meeting.
Deadlines for Submitting Notice of Stockholder Proposals for Consideration at the Company’s Annual Meeting
In order to timely submit notice of a stockholder’s nomination of a candidate for director or other proposal for consideration at the 2020 Annual Meeting, under our Bylaws, the stockholder must deliver such proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, a stockholder’s nomination of a candidate for director or other proposal must be received no earlier than January 21, 2020 and no later than the close of business, on February 20, 2020 in order to be considered at the 2020 Annual Meeting. In order to be considered timely, such notice shall be delivered to the Secretary at the principal executive office of the Company and shall set forth all information required under Section 2.03 of Article II of our Bylaws.

ANNUAL REPORT AVAILABLE
A copy of the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 containing audited financial statements accompanies this proxy statement. Such financial statements are hereby incorporated herein by reference.
Along with this proxy statement, the Company will provide to each stockholder a copy (without exhibits, unless otherwise requested) of its Annual Report on Form 10‑K required to be filed with the SEC for the year ended December 31, 2018 free of charge upon written or oral request to the Investor Relations Department at Ares Management Corporation, 245 Park Avenue, 44th Floor, New York, NY 10167, Telephone: (800) 340-6597. Copies of these documents may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. Other than the financial statements incorporated by reference above, the Annual Report on Form 10‑K is not part of the proxy solicitation materials.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to the Company’s Investor Relations Department at Ares Management Corporation, 245 Park Avenue, 44th Floor, New York, NY 10167, Telephone: (800) 340-6597. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 20, 2019: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 are available at www.proxyvote.com.

OTHER MATTERS
The Board is not aware of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such matters.
You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, you are requested to promptly fill out, sign, date and mail the enclosed proxy card or authorize your proxy by telephone or through the Internet as soon as possible.

By Order of the Board of Directors,
/s/ Antony P. Ressler

Antony P. Ressler
Executive Chairman of the Board of Directors

Los Angeles, California
April 9, 2019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/19/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/19/2019. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Michael J. Arougheti	☐	☐	☐
1B Antoinette Bush	☐	☐	☐
1C Paul G. Joubert	☐	☐	☐
1D David B. Kaplan	☐	☐	☐
1E John H. Kissick	☐	☐	☐
1F Michael Lynton	☐	☐	☐
1G Dr. Judy D. Olian	☐	☐	☐
1H Antony P. Ressler	☐	☐	☐
1I Bennett Rosenthal	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	3 years	2 years	1 year	Abstain
4. To recommend, on a non-binding advisory basis, the frequency of future advisory votes to approve, on a non-binding advisory basis, the compensation paid to our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000415392_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com

ARES MANAGEMENT CORPORATION
Annual Meeting of Shareholders
May 20, 2019 2:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael McFerran, Michael Weiner and Naseem Sagati Aghili, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common stock of ARES MANAGEMENT CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 02:00 PM, EST on 5/20/2019, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000415392_2 R1.0.1.18

Continued and to be signed on reverse side